Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

KITE REALTY GROUP TRUST

KRG MAGELLAN, LLC

AND

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

DATED AS OF FEBRUARY 9, 2014

ARTICLE 10 GENERAL PROVISIONS		111

Section 10.1	Nonsurvival of Representations and Warranties and Certain Covenants	111
Section 10.2	Notices	112
Section 10.3	Severability	113
Section 10.4	Counterparts	113
Section 10.5	Entire Agreement	113
Section 10.6	No Third-Party Beneficiaries	113
Section 10.7	Extension; Waiver	114
Section 10.8	Governing Law	114
Section 10.9	Consent to Jurisdiction	114
Section 10.10	Assignment	114
Section 10.11	Specific Performance	115
Section 10.12	Waiver of Jury Trial	115
Section 10.13	Authorship	115

EXHIBITS AND SCHEDULES

Exhibit A – Form of Company REIT Qualification Opinion
Exhibit B – Form of Parent Reorganization Opinion
Exhibit C – Form of Parent REIT Qualification Opinion
Exhibit D – Form of Company Reorganization Opinion

Schedule A – Knowledge of Company
Schedule B – Knowledge of Parent

Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2014 (this “Agreement”), is by and among Kite Realty Group Trust, a Maryland real estate investment trust that has elected to be treated as a real estate investment trust for federal income tax purposes (“Parent”), KRG Magellan, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), and Inland Diversified Real Estate Trust, Inc., a Maryland corporation that has elected to be treated as a real estate investment trust for federal income tax purposes (“Company”).  Each of Parent, Merger Sub and Company is sometimes referred to herein as a “Party” and collectively as the “Parties.”  Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

WHEREAS, the Parties wish to effect a business combination transaction in which Company will be merged with and into Merger Sub (the “Merger”), with Merger Sub being the surviving entity (the “Surviving Entity”) in the Merger, whereby each outstanding share of common stock, $0.001 par value per share, of Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the Merger Consideration, upon the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (“MLLCA”);

WHEREAS, a special committee of independent directors of the Board of Directors of Company (the “Company Special Committee”) has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Company and its stockholders, and (b) recommended the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement by the Board of Directors of Company (the “Company Board”);

WHEREAS, the Company Board, based upon the unanimous recommendation of the Company Special Committee, has (a) declared that this Agreement, the Merger and the transactions contemplated by this Agreement are fair to, advisable and in the best interests of Company and its stockholders, (b) approved this Agreement, the Merger and the transactions contemplated by this Agreement, (c) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at a meeting of the Company stockholders and (d) recommended the approval of the Merger and the other transactions contemplated by this Agreement by the Company stockholders;

WHEREAS, the Board of Trustees of Parent (the “Parent Board”) has (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares in the Merger and the adoption of the Parent Charter Amendment, are advisable and in the best interests of Parent and its shareholders, (b) approved this Agreement, the Merger and the other transactions contemplated by this Agreement, including the issuance of Parent Common Shares in the Merger as contemplated by this Agreement and the adoption of the Parent Charter Amendment, (c) directed that the issuance of Parent Common Shares in the Merger as contemplated by this Agreement and the adoption of the Parent Charter Amendment be submitted for approval at a meeting of Parent’s shareholders, and (d) recommended the approval of the issuance of Parent Common Shares in the Merger as contemplated by this Agreement and the adoption of the Parent Charter Amendment by Parent’s shareholders;

WHEREAS, Parent, in its capacity as the sole member of Merger Sub, has taken all actions required for the execution of this Agreement by Merger Sub and has adopted and approved this Agreement and approved the consummation by Merger Sub of the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently herewith, Kite Realty Group, L.P., a Delaware limited partnership and Parent Subsidiary, Business Manager, Property Managers and certain of their affiliates are entering into various agreements pursuant to which Business Manager and Property Managers and certain of their affiliates will, for a transition period following Closing, assist Parent in transitioning business management, property management and leasing services for the Company Properties;

WHEREAS, concurrently herewith, Company has entered into a Master Liquidity Event Agreement with the Business Manager, the Property Managers and certain of their affiliates setting forth, among other things, certain fees payable to Business Manager;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the Merger for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                                    Definitions.

(a)                                 For purposes of this Agreement:

“Action” means any claim, action, cause of action, suit, litigation, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority).

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Average Parent Trading Price” means the volume-weighted average trading price of a Parent Common Share, as reported on the NYSE, for the ten consecutive trading days ending on the third (3rd) trading day preceding the Company Stockholder Meeting .

“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, stock option, restricted stock, profits interest unit, performance award, outperformance, stock purchase, stock or stock-related awards, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, sick or paid time off, perquisite, retirement, profit sharing, pension, or savings or any other remuneration, compensation or employee benefit plan, agreement, program, policy or other arrangement of any kind, whether or not subject to ERISA and whether written or unwritten, or funded or unfunded.

“Book-Entry Share” means a book-entry share registered in the transfer books of Company.

“Bulwark Purchase Agreement” means the Purchase Agreement, dated December 16, 2013, by and among Bulwark Corporation, Company and the Net-Lease Purchaser, as such agreement may be amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“Business Manager” means Inland Business Manager & Advisor, Inc.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to Company than those contained in the Confidentiality Agreement, provided that such an agreement need not contain any standstill or similar provision prohibiting the making of a Company Acquisition Proposal.

“Company Advisory Agreement” means the Third Amended and Restated Business Management Agreement, dated as of June 10, 2013, by and between Company and the Business Manager, as amended or modified from time to time.

“Company Bylaws” means the Amended and Restated Bylaws of Company as amended and supplemented and in effect on the date hereof.

“Company Charter” means the Articles of Amendment and Restatement of Company filed with the SDAT on August 13, 2009, as amended, supplemented and corrected and in effect on the date hereof.

“Company DRIP” means Company’s Third Amended and Restated Distribution Reinvestment Plan, as amended.

“Company Expense Amount” means the reasonable, documented out-of-pocket Expenses actually incurred by Company, not to exceed $8,000,000.

“Company Intervening Event” means a material event, circumstance, change or development that was not known or reasonably foreseeable to the Company Board on the date of this Agreement (and which does not relate to a Company Acquisition Proposal or Parent Acquisition Proposal), which event, circumstance, change or development becomes known to the Company Board before the Company Stockholder Approval is obtained.

“Company Leases” means each lease or sublease (including ground leases) that was in effect as of December 31, 2013 and to which Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Company Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).  Notwithstanding the foregoing, “Company Leases” shall not include any lease or sublease to which any Net-Lease Company is a party or that relates to the Market Place Property; provided, that to the extent all of the closings of the Net-Lease Sale have not occurred prior to the Effective Time and Parent waives the condition to Closing set forth in Section 8.2(h), “Company Lease” shall include the leases or subleases to which any Net-Lease Company is a party or that relates to the Market Place Property with respect to which a Net-Lease Closing has not yet occurred.

“Company Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that (i) has had or would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Company and the Company Subsidiaries (but excluding the Net-Lease Companies and the Net-Lease Properties), taken as a whole, or (ii) would prevent or materially impair the ability of Company to consummate the Merger before the Outside Date; provided, that for purposes of clause (i) “Company Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Company to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation or anticipation of consummation of the Merger or the other transactions contemplated hereby, or the public announcement of this Agreement, the Merger or the other transactions contemplated hereby, (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of

Parent, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any damage or destruction of any Company Property that is substantially covered by insurance, (J) changes in Law or GAAP (or any binding interpretation thereof), (K) any termination, or threatened termination, of the Net-Lease Purchase Agreement or failure of the Net-Lease Sale to be completed prior to the Effective Time or (L) any Action made or initiated by any holder of Company Common Stock, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, which in the case of each of clauses (B), (C), (D), (E) and (J) do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the commercial real estate industry in the United States, and in the case of clause (H), do not disproportionately affect Company and the Company Subsidiaries, taken as a whole, relative to others in the commercial real estate industry in the geographic regions in which Company and the Company Subsidiaries operate.

“Company Permitted Liens” shall mean any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 4.18(a)(v) of the Company Disclosure Letter or incurred in connection with the transactions contemplated by Section 7.19 in accordance with the provisions of Section 6.1(b)(viii); (v) Lien that is disclosed on the most recent consolidated balance sheet of Company or notes thereto (or securing liabilities reflected on such balance sheet); (vi) any Company Material Contracts, or leases to third parties for the occupation of portions of Company Properties as tenants only by such third parties, subject to any purchase rights including rights of first refusal or offer that may be set forth in such leases; (vii) Liens that are recorded in a public record or disclosed on existing title policies made available to the Parent prior to the date hereof (provided any Indebtedness disclosed in a title insurance policy not set forth on Section 4.18(a)(v) of the Company Disclosure Letter shall not be a Company Permitted Lien); or (viii) Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Company and that does not materially interfere with the continued use (assuming its continued use in the manner it is currently used), current operation or transfer of, any Company Property.

“Company Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Company or any Company Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).  Notwithstanding the foregoing, “Company Properties” shall not include any Net-Lease Property; provided, that to the extent all of the closings of the Net-Lease Sale have not occurred prior to the Effective Time and Parent waives the condition to Closing set forth in Section 8.2(h), “Company Properties” shall include the Net-Lease Properties with respect to which a Net-Lease Closing has not yet occurred.

“Company Stockholder Meeting” means the duly called and held meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.

“Company Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Company directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Company and/or any Person that is a Company Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Company Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Company, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.  Notwithstanding the foregoing, “Company Subsidiary” shall not include any Net-Lease Company; provided, that to the extent all of the closings of the Net-Lease Sale have not occurred prior to the Effective Time, “Company Subsidiary” shall include the Net-Lease Companies with respect to which a Net-Lease Closing has not yet occurred.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of August 29, 2013, between Parent and Company.

“Environmental Law” means any applicable Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of shareholder or stockholder approvals, engaging the services of the Exchange Agent, any other filings with the SEC and all other matters related to the closing of the Merger and the other transactions contemplated by this Agreement.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means the United States (federal, state or local) government or any foreign government, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, self-regulatory organization, arbitration panel or similar entity.

“Hazardous Substances” means:  (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as amended, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, toxic mold, methane, asbestos and radon.

“Indebtedness” means, with respect to any Person and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transactions or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and copyrightable works, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Joint Proxy Statement” means a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Shareholder Meeting, together with any amendments or supplements thereto.

“Knowledge” (i) with respect to Company means the knowledge, after reasonable inquiry, of the persons named in Schedule A and (ii) with respect to Parent means the knowledge, after reasonable inquiry, of the persons named in Schedule B.  For purposes of Section 4.16 and Section 5.16, “reasonable inquiry” does not require environmental sampling or testing of any kind.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Manager Employee” means an individual employed by the Business Manager or the Property Managers who provides services for or on behalf of Company and/or the Company Subsidiaries as contemplated by the Company Advisory Agreement or a Real Estate Management Agreement.

“Market Place Property” means all of the right, title and interest of Inland Diversified Cumming Market Place, L.L.C.’s to the real, personal, tangible and intangible property located at or related to the real property located at 1615 Market Place Boulevard, Cumming, Georgia.

“Net-Lease Closing” means the closing or series of closings contemplated under the Net-Lease Purchase Agreement, each Alternative Net-Lease Purchase Agreement, if any, each Kick-Out Purchase Agreement, if any, and the Bulwark Purchase Agreement.

“Net-Lease Companies” means, collectively, the entities listed in Section 4.26 of the Company Disclosure Letter.

“Net-Lease Properties” means the Market Place Property and all of the properties owned or leased by the Net-Lease Companies, all of which Net-Lease Properties are listed on Section 4.26 of the Company Disclosure Letter.

“Net-Lease Purchase Agreement” means the Purchase Agreement, dated as of December 16, 2013, by and among the Net-Lease Sellers (other than Bulwark Corporation) and the Net-Lease Purchaser, as such agreement may be amended from time to time.

“Net-Lease Purchaser” means Realty Income Corporation, or any other Person that enters into or becomes a party to the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement as a purchaser.

“Net-Lease Sale” means (i) the sale of all of the outstanding equity interests of the Net-Lease Companies to the Net-Lease Purchaser pursuant to the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, and (ii) the sale of fee title to the Market Place Property to the Net-Lease Purchaser pursuant to the Net-Lease Purchase Agreement.

“Net-Lease Sellers” means (i) Company, (ii) Inland Cumming Market Place, L.L.C. and (iii) Bulwark Corporation.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, order or decree of any Governmental Authority.

“Parent Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to Parent than those contained in the Confidentiality Agreement.

“Parent Bylaws” means the Bylaws of Parent as amended and supplemented and in effect on the date hereof.

“Parent Charter Amendment” means the proposed amendment of the Parent Declaration of Trust for the purpose of increasing the authorized number of Parent Common Shares in an amount consistent with Section 1.1(a) of the Parent Disclosure Letter (and in any event to a number sufficient to allow for the issuance of the Merger Consideration) shares of beneficial interest of Parent pursuant to articles of amendment to be prepared by Parent and filed with the SDAT.

“Parent Common Shares” means the common shares of beneficial interest, $0.01 par value per share, of Parent.

“Parent Declaration of Trust” means the Articles of Amendment and Restatement of Declaration of Trust of Parent filed with the SDAT on August 12, 2004, as amended and supplemented, including by the Articles Supplementary filed with the SDAT on December 6, 2010, effective on December 7, 2010, and March 9, 2012, effective on March 12, 2012, relating to Parent’s Series A Cumulative Redeemable Perpetual Preferred Shares, and in effect on the date hereof.

“Parent DRIP” means Parent’s Distribution Reinvestment and Share Purchase Plan, as amended.

“Parent Equity Incentive Plans” means the Parent 2004 Equity Incentive Plan and the Parent 2013 Equity Incentive Plan, each as amended.

“Parent Expense Amount” means the reasonable, documented out-of-pocket Expenses actually incurred by Parent, not to exceed $8,000,000.

“Parent Intervening Event” means a material event, circumstance, change or development that was not known or reasonably foreseeable to the Parent Board on the date of this Agreement (and which does not relate to a Company Acquisition Proposal or a Parent Acquisition Proposal), which event, circumstance, change or development becomes known to the Parent Board before the Parent Shareholder Approval is obtained.

“Parent Leases” means each lease or sublease (including ground leases) that was in effect as of December 31, 2013 and to which Parent or Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties (together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto).

“Parent LP Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Kite Realty Group, L.P., dated August 16, 2004, as amended.

“Parent Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that (i) has had or would have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of Parent, and the Parent Subsidiaries, taken as a whole, or (ii) would prevent or materially impair the ability of Parent or to consummate the Merger before the Outside Date; provided, that for purposes of clause (i) “Parent Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure of Parent to meet any projections or forecasts, or any decrease in the market price of Parent Common Shares, or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure or decrease may be taken into account in determining whether there has been a Parent Material Adverse Effect), (B) any events, circumstances, changes or effects that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution and delivery of this Agreement, the consummation or anticipation of consummation of the Merger or the other transactions contemplated hereby, or the public announcement of this Agreement, the Merger or the other transactions contemplated hereby, (G) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Company, (H) earthquakes, hurricanes, floods or other natural disasters, (I) any damage or destruction of any Parent Property that is substantially covered by insurance, (J) changes in Law or GAAP (or any binding interpretation thereof), or (K) any Action made or initiated by any holder of Parent Common Shares, including any derivative claims, arising out of or relating to this Agreement or the transactions contemplated hereby, which in the case of each of clauses (B), (C), (D), (E) and (J) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to others in the commercial real estate industry in the United States, and in the case of clause (H) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to others in the commercial real estate industry in the geographic regions in which Parent and the Parent Subsidiaries operate.

“Parent OP Units” means the units of partnership interest in Kite Realty Group, L.P., which includes general partnership interest units and units of partnership interest designated as “Class A Units,” “Class B Units” and “Series A Preferred Partnership Units” pursuant to the Parent LP Agreement.

“Parent Permitted Liens” shall mean any of the following: (i) Lien for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) Lien that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice that are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings; (iii) Lien that is a zoning regulation, entitlement or other land use or environmental regulation by any Governmental Authority; (iv) Lien relating to Indebtedness that is disclosed on Section 5.18(v) of the Parent Disclosure Letter; (v) Lien that is disclosed on the most recent consolidated balance sheet of Parent or notes thereto (or securing liabilities reflected on such balance sheet); (vi) any Parent Material Contracts, or leases to third parties for the occupation of portions of the Parent Properties as tenants only by such third parties, subject to any purchase rights including rights of first refusal or offer that may be set forth in such leases; (vii) Liens that are recorded in a public record or disclosed on existing title policies made available to Company prior to the date hereof (provided any Indebtedness disclosed in a title insurance policy not set forth on Section 5.18(v) of the Parent Disclosure Letter shall not be a Parent Permitted Lien); or (viii) Lien that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent and that does not materially interfere with the continued use (assuming its continued use in the manner currently used), current operation or transfer of, any Parent Property.

“Parent Properties” means each real property owned, or leased (including ground leased) as lessee or sublessee, by Parent or any Parent Subsidiary as of the date of this Agreement (including all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“Parent Shareholder Meeting” means the duly called and held meeting of the holders of Parent Common Shares for the purpose of seeking the Parent Shareholder Approval, including any postponement or adjournment thereof.

“Parent Subsidiary” means any corporation, partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (i) Parent directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (ii) Parent and/or any Person that is a Parent Subsidiary by reason of the application of clause (i) or clause (iii) of this definition of “Parent Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (iii) Parent, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“Property Manager” means each of Inland Asset Services LLC, Inland Leasing Services LLC, Inland Development Services LLC and Inland Real Estate Services LLC.

“Replacement Property Period” shall mean the one hundred eighty (180) day period beginning on the date of the closing of the sale of the Net-Lease Properties included in the Specified Portfolio.

“Representative” means, with respect to any Person, such Person’s directors, trustees, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives. The Parties agree that for the purposes of this Agreement, with respect to Company and the Company Subsidiaries, the term “Representative” includes the Business Manager and its directors and officers.

“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Value” means $10.85.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tenant Improvement(s)” means the construction or improvement of long-term real property (not including furniture, fixtures, equipment or inventory) for use in a tenant’s trade or business at the Company Properties or Parent Properties, as the case may be.

(b)           The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition

Agreement	Preamble
Alternative Net-Lease Purchase Agreement	Section 7.18(d)
Articles of Merger	Section 2.3
Certificate	Section 3.1(a)(ii)
Claim	Section 7.6(a)
Claim Expenses	Section 7.6(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Acquisition Proposal	Section 7.3(h)(i)
Company Adverse Recommendation Change	Section 7.3(b)
Company Alternative Acquisition Agreement	Section 7.3(a)

Company Board	Recitals
Company Board Recommendation	Section 4.4(b)
Company Common Stock	Recitals
Company Designees	Section 2.6
Company Disclosure Letter	Article 4
Company Insurance Policies	Section 4.19
Company Material Contract	Section 4.18(b)
Company Notice Period	Section 7.3(e)
Company Parties	Section 9.3(b)
Company Pending Acquisitions	Section 6.1(b)(vi)
Company Permits	Section 4.6(a)
Company Preferred Stock	Section 4.3(a)
Company Related Party Agreement	Section 4.25
Company SEC Documents	Section 4.7(a)
Company Share Repurchase Program	Section 4.3(b)
Company Special Committee	Recitals
Company Stockholder Approval	Section 4.21
Company Subsidiary Partnership	Section 4.12(h)
Company Superior Proposal	Section 7.3(h)(ii)
Company Superior Proposal Termination	Section 7.3(d)
Company Tax Protection Agreements	Section 4.12(h)
Company Terminating Breach	Section 9.1(c)(i)
Company Termination Fee	Section 9.3(b)(i)
Company Third Party	Section 4.17(j)
Company Title Insurance Policy(ies)	Section 4.17(l)
Effective Time	Section 2.3
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(b)
Exchange Ratio	Section 3.1(a)(ii)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 3.1(a)(ii)
Indemnified Parties	Section 7.6(a)
Interim Period	Section 6.1(a)
Kick-Out Purchase Agreement	Section 7.18(e)
Letter of Transmittal	Section 3.2(d)(i)
Listing	Section 7.9
Manager Employee Plan	Section 4.13(d)
Maryland Courts	Section 10.9
Material Company Leases	Section 4.17(g)
Material Parent Leases	Section 5.17(g)
Maximum Amount	Section 7.6(c)
Merger	Recitals
Merger Consideration	Section 3.1(a)(ii)
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals

Net-Lease Termination Fee	Section 9.3(b)(iii)
Organizational Documents	Section 7.6(a)
Outside Date	Section 9.1(b)(i)
Parent	Preamble
Parent Acquisition Proposal	Section 7.4(h)(i)
Parent Adverse Recommendation Change	Section 7.4(b)
Parent Alternative Acquisition Agreement	Section 7.4(a)
Parent Benefit Plans	Section 5.13(a)
Parent Board	Recitals
Parent Board Recommendation	Section 5.4(b)
Parent Disclosure Letter	Article 5
Parent Insurance Policies	Section 5.19
Parent Material Contract	Section 5.18(b)
Parent Notice Period	Section 7.4(e)
Parent Parties	Section 9.3(c)
Parent Pending Acquisitions	Section 6.2(b)(vi)
Parent Permits	Section 5.6(a)
Parent Preferred Shares	Section 5.3(a)
Parent SEC Documents	Sections 5.7(a)
Parent Shareholder Approval	Section 5.21
Parent Subsidiary Partnership	Section 5.12(h)
Parent Superior Proposal	Section 7.4(h)(ii)
Parent Superior Proposal Termination	Section 7.4(d)
Parent Tax Protection Agreements	Section 5.12(h)
Parent Terminating Breach	Section 9.1(d)(i)
Parent Termination Fee	Section 9.3(c)(i)
Parent Third Party	Section 5.17(j)
Parent Title Insurance Policy(ies)	Section 5.17(l)
Party(ies)	Preamble
Pdf	Section 10.4
Prime Rate	Section 9.3(e)
QRS Conversions	Section 7.23
Qualified REIT Subsidiary	Section 4.1(c)
Qualifying Income	Section 9.3(d)
Recipient	Section 9.3(d)
REIT	Section 4.12(b)
Replacement Properties	Section 7.19
SDAT	Section 2.3
Shadow Anchor	Section 4.17(r)
Solvent	Section 4.26(d)
SOX Act	Section 4.7(b)
Specified Portfolio	Section 7.19
Specified Proceeds	Section 7.19
Surviving Entity	Recitals
Takeover Statutes	Section 4.24
Taxable REIT Subsidiary	Section 4.1(c)

Termination Payment	Section 9.3(d)
Transfer Taxes	Section 9.5

Section 1.2            Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e)           any pronoun shall include the corresponding masculine, feminine and neuter forms;

(f)            all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(g)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGER

Section 2.1          The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Effective Time, Company shall be merged with and into Merger Sub with Merger Sub surviving the Merger, whereupon the separate existence of Company shall cease, and Merger Sub shall continue under the name “KRG Magellan, LLC.”  The Merger shall have the effects provided in this Agreement and as specified in the MGCL and the MLLCA.

Section 2.2          Closing.  The closing (the “Closing”) of the Merger will take place at the offices of Hogan Lovells US LLP, 555 13th Street NW, Washington, DC 20004 on a date and at a time to be mutually agreed upon by the Parties, but in no event later than the third (3rd) Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), unless such date is extended by mutual agreement of the Parties (the “Closing Date”); provided, that notwithstanding the satisfaction or waiver of the closing conditions described in Article 8, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (i) the date on which all of the consents listed on Section 2.2 of the Parent Disclosure Letter have been obtained, or (ii) the Outside Date.

Section 2.3          Effective Times.  Prior to the Closing, Parent and Company shall prepare and, on the Closing Date, Parent, Merger Sub and Company shall (a) cause articles of merger with respect to the Merger (the “Articles of Merger”) to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA and (b) make any other filings, recordings or publications required to be made by Parent or Company under the MGCL or the MLLCA in connection with the Merger.  The Merger shall become effective upon the date and at the time set forth in the Articles of Merger (such date and time, the “Effective Time”).

Section 2.4          Governing Documents.  Subject to Section 7.6, at the Effective Time and by virtue of the Merger, the certificate of formation and limited liability company agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation and limited liability company agreement of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of formation and limited liability company agreement.

Section 2.5          Officers of the Surviving Entity.  From and after the Effective Time, until successors are duly elected or appointed, the officers of Merger Sub immediately prior to the Effective Time shall be and remain the officers of the Surviving Entity.

Section 2.6          Parent Board Representation.  The Parent Board shall take all action necessary to, upon and subject to the occurrence of the Effective Time, cause the Parent Board to consist of nine (9) trustees, including the three (3) individuals (the “Company Designees”) set forth in Section 2.6 of the Company Disclosure Letter, provided that each Company Designee must: (a) meet the definition of “independent director” set forth in the rules and regulations of the NYSE for companies listed on the NYSE and applicable regulations promulgated by the SEC, (b) meet the independence standards set forth in Parent’s corporate governance guidelines, which, in each case, shall be considered by the Parent Board in good faith prior to the Effective Time, and (c) not have been party to or involved in an event that would be required to be disclosed pursuant to Item 401(f) of Regulations S-K under the Securities Act and the Exchange Act, provided, further, that to the extent the Company Designees fail to satisfy the requirements set forth in the clauses (a), (b) and (c) above, then Parent and Company shall work together in good faith to select qualified candidates in a number sufficient to result in a total of three (3) Company Designees. Such individuals shall serve as trustees of Parent until the next annual meeting of Parent’s shareholders and until their successors are duly elected and qualified in accordance with the organizational documents of Parent.  The Corporate Governance and Nominating Committee of the Parent Board shall consider in good faith the nomination for reelection of each of the Company Designees at each subsequent annual meeting of Parent’s shareholders through the 2015 annual meeting.

Section 2.7          Tax Consequences.  It is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and Section 361 of the Code.

ARTICLE 3

EFFECTS OF THE MERGER

Section 3.1            Effects on Shares.

(a)             Treatment of Equity Interests.  At the Effective Time and by virtue of the Merger and without any further action on the part of Company, Parent or Merger Sub or the holders of any securities of Company, Parent or Merger Sub:

(i)          Cancellation of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Merger. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by Parent or any Parent Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no Merger Consideration shall be paid, nor shall any other payment be made or right inure with respect thereto in connection with or as a consequence of the Merger.

(ii)         Conversion of Company Common Stock. Except as provided in Section 3.1(a)(i) and subject to Section 3.1(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and retired and automatically converted into the right to receive (upon the proper surrender of the certificate representing such share (“Certificate”) or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) 1.707 (the “Exchange Ratio”, subject to adjustment pursuant to the proviso below or pursuant to Section 3.1(b)) Parent Common Shares (the “Merger Consideration”), without interest, plus the right, if any, to receive pursuant to Section 3.6, cash in lieu of fractional Parent Common Shares into which such shares of Company Common Stock would have been converted pursuant to this Section 3.1(a) (the “Fractional Share Consideration”); provided, however, (x) if the Average Parent Trading Price is greater than $6.36 and less than $6.58, the Exchange Ratio shall equal the number determined by dividing the Stock Value by the Average Parent Trading Price (rounded to the nearest 1/1,000 of a Parent Common Share), and (y) if the Average Parent Trading Price is equal to or greater than $6.58, the Exchange Ratio shall be 1.650.

(iii)        Treatment of Merger Sub Membership Interests. All membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain as membership interests of the Surviving Entity.

(iv)        Treatment of Parent Common Shares. At and after the Effective Time, each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

(b)             Adjustments. Without limiting the provisions of this Agreement and subject to Sections 6.1(b)(ii) and 6.1(b)(iii), between the date of this Agreement and the Effective Time, if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change.  Without limiting the provisions of this Agreement and subject to Sections 6.2(b)(ii) and 6.2(b)(iii), between the date of this Agreement and the Effective Time, if the outstanding Parent Common Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then without limiting any other rights of the other Parties hereunder, the Exchange Ratio will be ratably adjusted to the extent necessary or appropriate to reflect fully the effect of such change.

(c)             Share Transfer Books. From and after the Effective Time, the share transfer books of Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock.  From and after the Effective Time, Persons who held Company Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement.  On or after the Effective Time, any Certificates or Book-Entry Shares of Company presented to the Exchange Agent or the Surviving Entity shall be cancelled and exchanged for the Merger Consideration with respect to Company Common Stock formerly represented thereby.

Section 3.2            Exchange Fund; Exchange Agent.

(a)           Prior to the mailing of the Joint Proxy Statement, Parent will designate a bank or trust company reasonably acceptable to Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Sections 3.1(a)(ii) and 3.6.

(b)           At or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the Parent Common Shares in book-entry form equal to the aggregate shares to be issued as Merger Consideration and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.2(e) (such evidence of book-entry Parent Common Shares, and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Company Common Stock.  Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e) out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any other purpose.

(c)                                  The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Entity.  Interest and other income on the Exchange Fund shall be the sole and exclusive property of the Surviving Entity and shall be paid to the Surviving Entity as the Surviving Entity directs.  No investment of the Exchange Fund shall relieve the Parent, the Surviving Entity or the Exchange Agent from making the payments required by this Article 3, and following any losses from any such investment, the Parent or the Surviving Entity shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy the Parent’s and the Surviving Entity’s obligations hereunder for the benefit of the holders of shares of Company Common Stock at the Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(d)                                 Exchange Procedures.

(i)                       As soon as reasonably practicable after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share (A) a letter of transmittal (a “Letter of Transmittal”), in customary form as prepared by Parent and reasonably acceptable to Company, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent, and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement and the Merger, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.6 and dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e).

(ii)                    Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article 3 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.6 and any amounts that such holder has the right to receive in respect of dividends or other distributions on Parent Common Shares in accordance with Section 3.2(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Until surrendered or transferred as contemplated by this Section 3.2, each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article 3.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any distributions to which such holder is entitled pursuant to Section 3.2(e).

(iii)                 In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of Company, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any Transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(e)                                  Dividends with respect to Parent Common Shares. No dividends or other distributions with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share not transferred with respect to the number of whole Parent Common Shares issuable to such holder hereunder, and all such dividends and other distributions shall instead be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or transfer of such Book-Entry Share in accordance with this Agreement.  Subject to applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share there shall be paid to the holder thereof, without interest: (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole Parent Common Shares to which such holder is entitled pursuant to this Agreement; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Parent Common Shares.

(f)                             Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of shares of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Common Stock prior to the Merger who have not theretofore complied with this Article 3 shall thereafter look only to Parent and the Surviving Entity (and only as general creditors thereof) for payment of the Merger Consideration.

(g)                                  No Liability. None of Parent, Merger Sub, Company, the Surviving Entity, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  Any amounts remaining unclaimed by holders of any shares of Company Common

Stock immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.3                                    Withholding Rights.  Parent, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Fractional Share Consideration and any other amounts otherwise payable to any holder of Company Common Stock pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law.  Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4                                    Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Article 3.

Section 3.5                                    Dissenters Rights.  No dissenters’ or appraisal rights, or rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL, shall be available with respect to the Merger or the other transactions contemplated by this Agreement, including any remedy under Sections 3-201 et seq. of the MGCL.

Section 3.6                                    Fractional Shares.  No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to Section 3.1(a) who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to the product of (i) the volume weighted average price of a Parent Common Share for the last full trading day ending immediately prior to the Effective Time, as reported by Bloomberg, multiplied by (ii) such fraction of a Parent Common Share.

Section 3.7                                    General Effects of the Merger.  At the Effective Time, the effect of the Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the MGCL and the MLLCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Entity, and all debts, liabilities and duties of Company shall become the debts, liabilities and duties of the Surviving Entity.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (a) as set forth in the disclosure letter prepared by Company, with numbering corresponding to the numbering of this Article 4 delivered by Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Article 4 shall be deemed disclosed with respect to any other Section or subsection of this Article 4 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of Company made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any of the Company Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2012 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Article 4), Company hereby represents and warrants to Parent that:

Section 4.1                                    Organization and Qualification; Subsidiaries.

(a)                                 Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Each Company Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)                                  Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Company in each Company Subsidiary, including a list of each Company Subsidiary that is a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (each a “Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (each, a “Taxable REIT Subsidiary”) and each Company Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)                                 Neither Company nor any Company Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Company Subsidiaries and investments in short-term investment securities).

Section 4.2                                    Organizational Documents. Company has made available to Parent complete and correct copies of the Company Charter and the Company Bylaws and the organizational documents or governing documents of each Company Subsidiary as in effect on the date hereof.

Section 4.3                                    Capital Structure.

(a)                                 The authorized capital stock of Company consists of 2,460,000,000 shares of Company Common Stock and 40,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”).  At the close of business on February 6, 2014, (i) 117,809,586.052 shares of Company Common Stock were issued and outstanding, and (ii) no shares of Company Preferred Stock were issued and outstanding.

(b)                                 Effective as of December 1, 2013, Company has suspended reinvestment pursuant to and issuance of shares of Company Common Stock pursuant to the Company DRIP, and such suspension remains in effect.  Effective as of December 13, 2013, Company has suspended repurchases of Company Common Stock pursuant to the Amended and Restated Share Repurchase Program (the “Company Share Repurchase Program”), and such suspension remains in effect. All issued and outstanding shares of the capital stock of Company are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other Indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock may vote.

(c)                                  All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are maintained on Company’s financial statements in accordance with GAAP (if such reserves are required pursuant to GAAP).

(d)                                 There are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating Company or any of the Company Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests.

(e)                                  Neither Company nor any Company Subsidiary is a party to or, to the Knowledge of Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Company or any of the Company Subsidiaries.

(f)                                   Company does not have a “poison pill” or similar stockholder rights plan.

(g)                                  Neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(h)                                 All dividends or other distributions on the shares of Company Common Stock and any material dividends or other distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4                                    Authority.

(a)                                 Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement to which Company is a party, including the Merger.  The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger, to receipt of the Company Stockholder Approval, and to the filing of the Articles of Merger with and acceptance for record of the Articles of Merger by the SDAT.  This Agreement has been duly executed and delivered by Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legally valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)                                 Each of the Company Special Committee and the Company Board (acting on the unanimous recommendation of the Company Special Committee), at a duly held meeting, has (i) determined that the terms of this Agreement and the transactions contemplated hereby are fair to and in the best interests of the holders of Company Common Stock, (ii) approved, adopted and declared advisable this Agreement and the Merger, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) directed that the Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Company Stockholder Meeting and (v) resolved to recommend that holders of Company Common Stock vote in favor of approval of the Merger and the other transactions contemplated by this Agreement and to include such recommendation in the Joint Proxy Statement (such recommendations, the “Company Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.3.

Section 4.5                                    No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by Company does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter or the Company Bylaws, or (B) any equivalent organizational or governing documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound, or (iii) assuming receipt of the Company Stockholder Approval, require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Company or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Company or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Company or any Company Subsidiary is a party, except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of Parent Common Shares in the Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (iv) such filings as may be required in connection with state and local Transfer Taxes and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6                                    Permits; Compliance with Law.

(a)                                 Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.16 and Section 4.17, which are addressed solely in those Sections, Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Company and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority.  Neither Company nor any Company Subsidiary has received any claim or notice nor has any Knowledge indicating that Company or any Company Subsidiary currently is not in compliance with the terms of any Company Permit.

(b)                                 Neither Company nor any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound

(except for Laws addressed in Section 4.12, Section 4.15, Section 4.16, or Section 4.17 which are solely addressed in those Sections), or (ii) any Company Permits (except for Company Permits addressed in Section 4.16 or Section 4.17 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7                                    SEC Documents; Financial Statements.

(a)                                 Company has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Company with the SEC, including any amendments or supplements thereto, since January 1, 2012 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2012 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Company SEC Documents”).  As of their respective dates, the Company SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements),  contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Company SEC Documents filed or furnished and publicly available prior to the date of this Agreement.  Company does not have any outstanding and unresolved comments from the SEC with respect to any Company SEC Documents.  No Company Subsidiary is required to file any form or report with the SEC.

(b)                                 Company has made available to Parent complete and correct copies of all written correspondence between the SEC, on one hand, and Company, on the other hand, since January 1, 2012.  At all applicable times, Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder, as amended from time to time.

(c)                                  The consolidated financial statements of Company and the Company Subsidiaries included, or incorporated by reference, in the Company SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Company and the Company Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Company and the Company Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Company SEC Documents filed and publicly available prior to the date of this Agreement.

(d)                                 Neither Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Company and any Company Subsidiary, on the one hand, and any unconsolidated Affiliate of Company or any Company Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Company, any Company Subsidiary or such Company’s or Company Subsidiary’s audited financial statements or other Company SEC Documents.

Section 4.8                                    Absence of Certain Changes or Events.  From December 31, 2012 through the date of this Agreement, Company and each Company Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Company Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Company Material Adverse Effect.

Section 4.9                                    No Undisclosed Material Liabilities.  There are no material liabilities of Company or any of the Company Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than:  (a) liabilities reflected or reserved against on the balance sheet of Company dated as of September 30, 2013 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013.

Section 4.10                             No Default.  None of Company or any of the Company Subsidiaries is in default or violation (and to the Knowledge of Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Company Charter or the Company Bylaws, or (ii) the comparable charter or organizational documents of any of the Company Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Company or any of the Company Subsidiaries is a party or by which Company, any of the Company Subsidiaries or any of their respective properties or assets is bound, except in the case of clause (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.11                             Litigation.  Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Company, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting Company or any Company Subsidiary or any director or officer of Company or any Company Subsidiary, in their capacity as a director or an officer of Company or such Company Subsidiary, and (b) neither Company nor any Company Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 4.12                             Taxes.

(a)                                 Company and each Company Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.  Company and each Company Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.

(b)                                 Company (i) for all taxable years commencing with Company’s taxable year ending December 31, 2009 and through December 31, 2013, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and no such challenge is pending or threatened, to the Knowledge of Company.  No Company Subsidiary is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.  Company’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Company’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Company’s net capital gain for such year.

(c)                                  (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Company, threatened with regard to any material Taxes or Tax Returns of Company or any Company Subsidiary; (ii) no material deficiency for Taxes of Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Company, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; (iii) neither Company nor any Company Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Company nor any Company Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                                 Each Company Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

(e)                                  Neither Company nor any Company Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)                                   Since its inception, Company and the Company Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) none of Company nor any Company Subsidiary has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Company or any Company Subsidiary.

(g)                                  Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                                 There are no Company Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Company threatened to raise, a material claim against Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements.  As used herein, “Company Tax Protection Agreements” means any written agreement to which Company or any Company Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Company Subsidiary Partnership, Company or the Company Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes.

(i)                                     There are no Tax Liens upon any property or assets of Company or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                                    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Company or any Company Subsidiary, and after the Closing Date neither Company nor any Company Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)                                 Neither Company nor any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(l)                                     Neither Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(m)                             Neither Company nor any Company Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)                                 As of the date of this Agreement, Company is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o)                                 None of Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p)                                 No written power of attorney that has been granted by Company or any Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 4.13                             Benefit Plans; Employees and Manager Employees.

(a)                                 Company and the Company Subsidiaries do not maintain, sponsor, contribute to or have any liability (whether actual or contingent) with respect to, and have never maintained, sponsored, contributed to, participated in or had any liability (whether actual or contingent) with respect to, any Benefit Plan.  Neither Company nor any Company Subsidiary has any contract, plan or commitment, whether or not legally binding, to adopt, maintain, sponsor, contribute to or participate in any Benefit Plan.

(b)                                 Company and each of the Company Subsidiaries currently rely and have always relied upon the Business Manager and the Property Manager for the performance of services and activities on behalf of and for the benefit of Company and the Company Subsidiaries.

(c)                                  None of Company, any Company Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, or participates in, or has ever maintained, sponsored, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(d)                                 Company has provided or made available, or has caused Business Manager, Property Manager and any of their respective Affiliates that employ any Manager Employees to provide or make available, to Parent a summary of each material Benefit Plan covering Manager Employees (each, a “Manager Employee Plan”).

(e)                                  Company has provided or made available to Parent under separate cover a true, correct, and complete listing of all Manager Employees as of the date of this Agreement, including each such Manager Employee’s name, job title or function, employer, job location, and date of hire, as well as a true, correct, and complete listing of his or her current base salary or wage payable, the amount of all incentive compensation paid or payable to such Manager Employee for the most recently-completed calendar year, the amount of accrued but unused vacation time, and his or her current participation in any Manager Employee Plan, each as of the date of this Agreement.

(f)                                   Company has sought and received, as of the date of this Agreement, Business Manager’s and each Property Manager’s prior written consent for Parent and its Affiliates, directly or indirectly, (i) to solicit or encourage during the Interim Period any individual to leave the employment or other service of the Business Manager or any Property Manager effective as of the Closing Date and (ii) to offer during the Interim Period to hire any person effective as of the Closing Date who has left the employment of the Business Manager or any Property Manager within the one-year period prior to the date of this Agreement.  Company has otherwise provided evidence acceptable to Parent, as of the date of this Agreement, pursuant to which the Business Manager and the Property Managers have agreed to make all Manager Employees available to Parent or its Affiliates for interview and for potential hire.

Section 4.14                             Information Supplied.  None of the information relating to Company and the Company Subsidiaries contained in the Joint Proxy Statement or that is provided by Company and the Company Subsidiaries in writing for inclusion or incorporation by reference  in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time the Company Stockholder Meeting or the Parent Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Joint Proxy Statement will (with respect to Company, its officers and directors and the Company Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Company or any Company Subsidiaries.

Section 4.15                             Intellectual Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) neither Company nor any Company Subsidiary (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by Company or any Company Subsidiary of any trademarks or patents, (b) to the Knowledge of Company, the conduct of the business of Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate, and is not alleged to infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party, (c) to the Knowledge of Company, no third party is misappropriating, infringing or otherwise violating any Intellectual Property rights of Company or any Company Subsidiary, and (d) Company and the Company Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Company and the Company Subsidiaries as it is currently conducted.

Section 4.16                             Environmental Matters.  Except as set forth in any Phase I or Phase II report or any Company Title Insurance Policy provided to Parent prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)                                 Company and each Company Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Company and each Company Subsidiary have complied with all Environmental Laws.

(b)                                 Company and each Company Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(c)                                  Neither Company nor any Company Subsidiary has received any written notice, demand, letter or claim alleging that Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Company or any Company Subsidiary which remains unresolved.  There is no Action pending or, to the Knowledge of Company, threatened against Company and any Company Subsidiary under any Environmental Law.

(d)                                 Neither Company nor any Company Subsidiary has entered into or agreed to any Order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Company, threatened against Company or any Company Subsidiary under any Environmental Law.

(e)                                  Neither Company nor any Company Subsidiary has assumed by contract any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(f)                                   Neither Company nor any Company Subsidiary has caused, and to the Knowledge of Company, no third party has caused any release of a Hazardous Substance that would reasonably be expected to result in liability to Company or any Company Subsidiary under any Environmental Law.

(g)                                  There is no site to which Company or any Company Subsidiary has transported, disposed, or arranged for the transport or disposal of Hazardous Substances which, to the Knowledge of Company, is or would reasonably be expected to become the subject of any Action under Environmental Law or with respect to Hazardous Substances.

Section 4.17                             Properties.

(a)                                 Section 4.17(a) of the Company Disclosure Letter sets forth a list of the address and common name of each Company Property and identifies each Company Property under which Company or any Company Subsidiary is a lessee or sublessee, including any Company Property in which Company or any Company Subsidiary holds any air rights.  Section 4.17(a) of the Company Disclosure Letter sets forth a list of the real property which, as of the date of this Agreement, is under contract to be purchased by Company or a Company Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Company or a Company Subsidiary as lessee or sublessee after the date of this Agreement.  There are no real properties that either Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.  Section 4.17(a) of the Company Disclosure Letter sets forth a list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Company or any Company Subsidiary.

(b)                                 Either Company or a Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) or air rights to each of the Company Properties, in each case, free and clear of Liens, except for Company Permitted Liens none of which Company Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.17(b) of the Company Disclosure Letter describes the material Company Permitted Liens which are being contested in good faith by appropriate proceedings.

(c)                                  Neither Company nor any of the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)                                 No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Company Properties as currently used and operated or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither Company nor any Company Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e)                                  No condemnation, eminent domain or similar proceeding or rezoning proceeding has occurred or is pending with respect to any owned or ground leased Company Property, and, to the Knowledge of Company, no (i) condemnation or rezoning proceedings are threatened with respect to any of the Company Properties and (ii) no zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Company Property.

(f)                                   Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the rent rolls for each of the Company Properties, as of December 31, 2013, which rent rolls have previously been made available by or on behalf of Company or any Company Subsidiary to Parent (including an indication of whether any Company Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of December 31, 2013, and to which Company or a Company Subsidiary is a party as lessor or sublessor with respect to each of the Company Properties and (ii) identify the rent payable under the Company Lease as of such date.  Company has provided or made available to Parent a list of all security deposit amounts currently held under the Company Leases and such security deposits are in the amounts required by the applicable Company Lease and which security deposits have been held and applied in all material respects in accordance with Law and the applicable Company Leases.

(g)                                  True and complete (in all material respects) copies of all (x) ground leases affecting the interest of Company or any Company Subsidiary in the Company Properties and (y) Company Leases for real property in excess of 10,000 square feet (the “Material Company Leases”), in each case in effect as of the date hereof, have been made available to Parent.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) neither Company nor any Company Subsidiary is and, to the Knowledge of Company, no other party is in breach or violation of, or default under, any Material Company Lease, (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Company Lease by Company or any Company Subsidiary, or, to the Knowledge of Company, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease, (iii) no tenant under a Material Company Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from Company or any Company Subsidiary in excess of $500,000 in the aggregate, and (iv) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Company or a Company Subsidiary and, to the Knowledge of Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Neither Company nor any Company Subsidiary has received written notice from any tenant under any Material Company Lease that such tenant is challenging the calculation of any amounts to be paid by any such tenant under any Material Company Lease, no tenant under a Material Company Lease is currently asserting in writing a right to cancel or terminate such Material Company Lease prior to the end of the current term, neither Company nor any Company Subsidiary has received a notice of any insolvency or bankruptcy proceeding involving any tenant under a Material Company Lease and no tenant under a Material Company Lease is in monetary default in an amount in excess of $100,000 relating to the payment of any amounts payable under such Material Company Lease.  Neither Company nor any Company Subsidiary has received a notice from any tenant under a Material Company Lease that such tenant intends to terminate such tenant’s Company Lease or that such tenant or other party intends to cease operations of such store.

(h)                                 To the Knowledge of the Company, there are no material Tax abatements or exemptions specifically affecting any of the Company Properties.  Neither Company nor any Company Subsidiary has received any written notice of (and Company and Company Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any Company Property or of any proposed public improvement assessments that, in any of the foregoing, will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Company and Company Subsidiaries, considered as a whole, in each case, to the extent such Tax is (i) on a Company Property that is not subject to a Company Lease, (ii) on a Company Property for which Company is not required by the terms of Company Leases to be reimbursed for such Tax and (iii) on a Company Property that is leased to multiple tenants.

(i)                                     As of the date of this Agreement, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(j)                                    Except for Company Permitted Liens or as set forth in Company Leases and title documents provided to Parent prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Company Property or any portion thereof, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any party other than Company or a Company Subsidiary (a “Company Third Party”).

(k)                                 Except pursuant to a Company Lease, or any ground lease affecting any Company Property, neither Company nor any Company Subsidiary is a party to any agreement pursuant to which Company or any Company Subsidiary manages or manages the development of any real property for any Company Third Party.

(l)                                     Company and each Company Subsidiary, as applicable, are in possession of title insurance policies with respect to each Company Property (each, a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”).  A copy of each Company Title Insurance Policy in Company’s possession has been made available to Parent.  No written claim has been made against any Company Title Insurance Policy, which, individually or in the aggregate, would be material to any Company Property.

(m)                             To the Knowledge of Company, Section 4.17(m) of the Company Disclosure Letter lists each Company Property that is (i) under development as of the date hereof (other than normal repair and maintenance), and describes the status of such development as of the date hereof or (ii) subject to a binding agreement for development or commencement of construction by Company or a Company Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

(n)                                 Section 4.17(n) of the Company Disclosure Letter lists the parties currently providing third-party property management services to Company or a Company Subsidiary and the number of Company Properties currently managed by each such party.

(o)                                 The Company Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the Knowledge of Company, in good working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) are, to the Knowledge of Company, adequate and suitable for the purposes for which they are presently being used.

(p)                                 To the Knowledge of Company, each of the Company Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(q)                                 Company and any Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy) except as individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.  None of Company’s or any Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not and would not reasonably be expected to have a Company Material Adverse Effect.

(r)                                    With respect to any Company Property that includes or is adjacent to any retail store in excess of 30,000 square feet that is owned by the operator of such retail store (a “Shadow Anchor”):  (i) neither Company nor any Company Subsidiary has received written notice that such Shadow Anchor intends to sell its property or close the store operated by such Shadow Anchor; and (ii) neither Company nor to the Knowledge of Company any Shadow Anchor or any other party has received written notice of material default under any reciprocal easement agreement or joint operating agreement or similar agreement that relates to the operation of such Company Property.

Section 4.18                             Material Contracts.

(a)                                 Except for contracts listed in Section 4.18(a) of the Company Disclosure Letter or filed as exhibits to the Company SEC Documents, as of the date of this Agreement, neither Company nor any Company Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)                                     is required to be filed as an exhibit to the Company Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii)                                  obligates Company or any Company Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to Company or any Company Subsidiary, except for any Company Lease or any ground lease affecting any Company Property;

(iii)                               contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by Company or any Company Subsidiary or the geographic area in which Company or any Company Subsidiary may conduct business, except for radius restrictions that may be contained in Company Leases entered into in the ordinary course of business consistent with past practice;

(iv)                              is an agreement that obligates Company or any Company Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Company or any Company Subsidiary pursuant to which Company or a Company Subsidiary is the indemnitor;

(v)                                 constitutes an Indebtedness obligation of Company or any Company Subsidiary with a principal amount as of the date hereof greater than $1,000,000;

(vi)                              requires Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease or a ground lease affecting any Company Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Company Lease or any ground lease affecting any Company Property;

(vii)                           constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(viii)                        sets forth the operational terms of a joint venture, partnership, limited liability company with a Company Third Party member or strategic alliance of Company or any Company Subsidiary;

(ix)                              constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $1,000,000;

(x)                                 constitutes an agreement under which Company or a Company Subsidiary has purchased or sold real property and has uncompleted financial obligations in excess of $500,000; or

(xi)                              requires payment of commissions (including leasing commissions on brokerage fees) or Tenant Improvement costs, allowances or other concessions in excess of $500,000.

(b)                                 Each contract in any of the categories set forth in Section 4.18(a) to which Company or any Company Subsidiary is a party or by which it is bound is referred to herein as a “Company Material Contract.”

(c)                                  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legal, valid, binding and enforceable on Company and each Company Subsidiary that is a party thereto and, to the Knowledge of Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Knowledge of Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof.  None of Company or any Company Subsidiary, nor, to the Knowledge of Company, any other party thereto, is in material breach or violation of, or default under, any Company Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Company Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  Neither Company nor any Company Subsidiary has received notice of any violation of or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.19                             Insurance.  Section 4.19 of the Company Disclosure Letter sets forth a list of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for all Company Properties (the “Company Insurance Policies”).  The Company Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Company Lease.  Except as individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all premiums due and payable under all the Company Insurance Policies have been paid, and Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies.  Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the issuer. To the Knowledge of Company, such Company Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect.  No written notice of cancellation or termination has been received by Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.20                             Opinion of Financial Advisor.  The Company Special Committee has received the oral opinion of Wells Fargo Securities, LLC (to be confirmed in writing) to the effect that, as of the date of such opinion and based on and subject to the assumptions and limitations set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to holders (other than Parent and its Affiliates) of Company Common Stock.  Company will deliver to Parent a complete and correct copy of such written opinion promptly after receipt thereof by the Company Special Committee solely for informational purposes.

Section 4.21                             Approval Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of Company required to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 4.22                             Brokers.  Except for the fees and expenses payable to Wells Fargo Securities, LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any Company Subsidiary; a true and complete copy of the agreement with respect to the engagement of Wells Fargo Securities, LLC has previously been made available to Parent.

Section 4.23                             Investment Company Act.  Neither Company nor any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.24                             Takeover Statutes.  The Company Board has taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL.  To the Knowledge of Company, no other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Neither Company nor any Company Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Parent as defined in Section 3-601 of the MGCL.

Section 4.25                             Related Party Transactions.  Except for this Agreement or as set forth in the Company SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2012 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.  Section 4.25 of the Company Disclosure Letter sets forth each agreement between Company or any Company Subsidiary, on the one hand, and any Affiliates (other than the Company Subsidiaries) of Company, including Business Manager, Property Manager and any of their respective Affiliates, on the other hand (each, a “Company Related Party Agreement”).

Section 4.26                             Net-Lease Properties; Net-Lease Purchase Agreement.

(a)                                 None of the Net-Lease Companies owns or has any rights to any of the assets or properties used in the business currently conducted by Company or any Company Subsidiary other than the Net-Lease Properties.  Neither Company nor any Company Subsidiary has any liabilities with respect to the Net-Lease Properties or under any contract or arrangement of any Net-Lease Company.

(b)                                 The consideration provided pursuant to the Net-Lease Purchase Agreement and the Bulwark Purchase Agreement (i) is fair and reasonable and (ii) constitutes reasonably equivalent value and fair consideration under Title 11 of the United States Code and under the Laws of the United States, any state, territory, possession or the District of Columbia.

(c)                                  The Net-Lease Sale was not made to hinder, delay or defraud any creditor of any Net-Lease Company.

(d)                                 As of the date hereof and upon the consummation of the Net-Lease Sale pursuant to the terms of the Net-Lease Purchase Agreement and the Bulwark Purchase Agreement, each Net-Lease Company (i) is and will be Solvent, (ii) has and will have sufficient capital for carrying on its business and (iii) is and will be able to pay its debts as they mature.  As used in this Agreement, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of each Net-Lease Company is not less than the total amount required to pay the liabilities of each Net-Lease Company on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (B) each Net-Lease Company is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (C) no Net-Lease Company is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (D) no Net-Lease Company is engaged in any business or transaction, or proposes to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which any Net-Lease Company is engaged; and (E) no Net-Lease Company is otherwise insolvent under the standards set forth in applicable Laws.

(e)                                  Each of the Net-Lease Sellers had as of the date of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement and continues to have the requisite organizational power and authority to execute and deliver the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, and has the requisite organizational power and authority to perform its obligations thereunder and to consummate the transactions contemplated by the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be.  The execution and delivery of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by each of the Net-Lease Sellers, and the consummation by each of the Net-Lease Sellers of the transactions contemplated thereby has been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of each of the Net-Lease Sellers is necessary to authorize the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, or the consummation of the transactions contemplated thereby.  No vote of the holders of shares of Company Common Stock or any other class or series of capital stock or other equity securities of Company is required in connection with the execution or delivery of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by any of the Net-Lease Sellers or in connection with the consummation by any of the Net-Lease Sellers of any of the transactions contemplated by the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be.  The Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, has been duly executed and delivered by each of the Net-Lease Sellers and, assuming the Net-Lease Purchase Agreement was duly authorized, executed and delivered by the Net-Lease Purchaser, constitutes a legally valid and binding obligation of each of the Net-Lease Sellers, respectively, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at Law.  The Tranche I Closing (as defined in the Net-Lease Purchase Agreement) has been consummated prior to the date hereof and at such Tranche I Closing, the Net-Lease Properties and related Net-Lease Companies listed on Section 4.26 of the Company Disclosure Letter have been acquired by the Net-Lease Purchaser.

(f)                                   The execution and delivery of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by any of the Net-Lease Sellers does not, and the performance of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, and the consummation of the transactions contemplated thereby by any of the Net-Lease Sellers will not, (i) conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or result in the triggering of any payments pursuant to, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which Company or any Company Subsidiary is a party, except (x) under any Assumed Mortgage or the Market Place Mortgage (each as defined in the Net-Lease Purchase Agreement) and (y) otherwise as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  The execution and delivery of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by any of the Net-Lease Sellers did not, and the performance of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as the case may be, by the Net-Lease Sellers will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

Section 4.27                             Transaction Expenses.  The expenses incurred or to be incurred by Company and the Company Subsidiaries prior to Closing in connection with the transactions contemplated by this Agreement are not, as of the date of this Agreement, expected to exceed the amount set forth on Section 4.27 of the Company Disclosure Letter.

Section 4.28                             No Other Representations and Warranties.  Except for the representations or warranties expressly set forth in this Article 4, neither Company nor any other Person on behalf of Company has made any representation or warranty, expressed or implied, with respect to Company or Company Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Company or Company Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Company in this Article 4, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence of Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Notwithstanding anything contained in this Agreement to the contrary, Company acknowledges and agrees that none of Parent or any other Person has made or is making any representations or warranties relating to Parent whatsoever, express or implied, beyond those expressly given by Parent in Article 5, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to Company or any of its Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (a) as set forth in the disclosure letter prepared by Parent, with numbering corresponding to the numbering of this Article 5 delivered by Parent to Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Article 5 shall be deemed disclosed with respect to any other Section or subsection of this Article 5 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent or any of the Parent Subsidiaries is a party exists or has actually occurred), or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2012 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of, any representation or warranty set forth in this Article 5), Parent hereby represents and warrants to Company that:

Section 5.1                                    Organization and Qualification; Subsidiaries.

(a)                                 Parent is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Parent is duly qualified or licensed to do business as a foreign real estate investment trust, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 Each Parent Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Parent Subsidiary is duly qualified or licensed to do business as a foreign corporation, company or partnership, as applicable, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c)                                  Section 5.1(c) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Parent in each Parent Subsidiary, including a list of each Parent Subsidiary that is a Qualified REIT Subsidiary or a Taxable REIT Subsidiary and each Parent Subsidiary that is an entity taxable as a corporation which is neither a Qualified REIT Subsidiary nor a Taxable REIT Subsidiary.

(d)                                 Neither Parent nor any Parent Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Parent Subsidiaries and investments in short-term investment securities).

Section 5.2                                    Organizational Documents.  Parent has made available to Company complete and correct copies of the Parent Declaration of Trust and Parent Bylaws and the organizational documents or governing documents of each Parent Subsidiary as in effect on the date hereof.

Section 5.3                                    Capital Structure.

(a)                                 The authorized shares of beneficial interest of Parent consists of 200,000,000 Parent Common Shares and 40,000,000 preferred shares of beneficial interest, $0.01 par value per share (“Parent Preferred Shares”), of which Parent Preferred Shares 4,180,000 have been designated as 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares.  At the close of business on February 7, 2014, (i)130,886,126 Parent Common Shares were issued and outstanding, and (ii) 4,100,000 Parent Preferred Shares were issued and outstanding, all of which are 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares.

(b)                                 All issued and outstanding shares of beneficial interest of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of beneficial interest is entitled to preemptive rights.  There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Common Shares may vote.

(c)                                  All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable.  All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued.  All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.  Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Parent Subsidiaries, free and clear of all encumbrances other than statutory or other Liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals and reserves are maintained on Parent’s financial statements in accordance with GAAP (if such reserves are required pursuant to GAAP).

(d)                                 Except as set forth in the Parent LP Agreement or in Section 5.3(d) of the Parent Disclosure Letter, there are no outstanding subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which Parent or any of the Parent Subsidiaries is a party or by which any of them is bound obligating Parent or any of the Parent Subsidiaries to (i) issue, transfer, deliver or sell or create, or cause to be issued, transferred, delivered or sold or created any additional shares of beneficial interest or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) issue, grant, extend or enter into any such subscriptions, securities, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of beneficial interest or other equity interests.

(e)                                  Neither Parent nor any Parent Subsidiary is a party to or, to the Knowledge of Parent, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Parent or any of the Parent Subsidiaries.

(f)                                   Parent does not have a “poison pill” or similar shareholder rights plan.

(g)                                  Neither Parent nor any Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(h)                                 All dividends or other distributions on the Parent Common Shares, the Parent Preferred Shares and any material dividends or other distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4                                    Authority.

(a)                                 Parent and Merger Sub each have the requisite power and authority to execute and deliver this Agreement, to perform their obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Parent and Merger Sub are parties, including the Merger.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust and limited liability company action, respectively, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Merger and the issuance of Parent Common Shares contemplated by this Agreement, to receipt of the Parent Shareholder Approval, and to the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by the SDAT, and the filing of the Parent Charter Amendment with and acceptance for record of the Parent Charter Amendment by the SDAT.  This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due authorization, execution and delivery by Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)                                 The Parent Board, at a duly held meeting, has (i) unanimously determined that the terms of this Agreement and the transactions contemplated hereby are in the best interests of the holders of Parent Common Shares, (ii) unanimously approved, adopted and declared advisable this Agreement and the Merger, authorized the issuance of Parent Common Shares as payment of the Merger Consideration, subject to the Parent Shareholder Approval, and approved, adopted and declared advisable the Parent Charter Amendment, subject to the Parent Shareholder Approval, (iii) duly and validly authorized the execution and delivery of this Agreement, (iv) unanimously directed that the issuance of Parent Common Shares and the approval of the Parent Charter Amendment be submitted for consideration at the Parent Shareholder Meeting and (v) unanimously resolved to recommend that holders of Parent Common Shares vote in favor of the issuance of Parent Common Shares and the approval of the Parent Charter Amendment and to include such recommendation in the Joint Proxy Statement (such recommendations, the “Parent Board Recommendation”), which resolutions remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 7.4.

Section 5.5                                    No Conflict; Required Filings and Consents.

(a)                                 The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Parent Shareholder Approval, conflict with or violate any provision of (A) the Parent Declaration of Trust or Parent Bylaws, or (B) any equivalent organizational or governing documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, or any Parent Subsidiary or by which any property or asset of Parent, or any Parent Subsidiary is bound, or (iii) assuming receipt of the Parent Shareholder Approval, require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of any obligation or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, or any Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent or any Parent Subsidiary is a party except, as to clauses (i)(B), (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and the Form S-4 and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, in connection with the issuance of Parent Common Shares pursuant to this Agreement and approval of listing the Parent Common Shares including the Merger Consideration on the NYSE, (iv) such filings as may be required in connection with state and local Transfer Taxes and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6                                    Permits; Compliance with Law.

(a)                                 Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.16 and Section 5.17, which are addressed solely in those Sections, Parent and each Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority, including building permits and certificates of occupancy, necessary for Parent and each Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  All applications required to have been filed for the renewal of the Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority.  Neither Parent nor any Parent Subsidiary has received any claim or notice nor has any Knowledge indicating that Parent or any Parent Subsidiary currently is not in compliance with the terms of any Parent Permit.

(b)                                 Neither Parent nor any Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law or Order applicable to Parent, or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound (except for Laws addressed in Section 5.12, Section 5.15, Section 5.16 or Section 5.17 which are solely addressed in those Sections), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.16 or Section 5.17 which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7                                    SEC Documents; Financial Statements.

(a)                                 Parent has timely filed with, or furnished (on a publicly available basis) to, the SEC all forms, documents, statements, schedules and reports required to be filed or furnished by Parent with the SEC, including any amendments or supplements thereto, since January 1, 2012 (the forms, documents, statements, schedules and reports filed or furnished with the SEC since January 1, 2012 and those filed with the SEC since the date of this Agreement, if any, including any amendments or supplements thereto, the “Parent SEC Documents”).  As of their respective dates, the Parent SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed or furnished and publicly available prior to the date of this Agreement.  Parent does not have any outstanding and unresolved comments from the SEC with respect to any Parent SEC Documents.  No Parent Subsidiary is required to file any form or report with the SEC.

(b)                                 Parent has made available to Company complete and correct copies of all written correspondence between the SEC on one hand, and Parent, on the other hand, since January 1, 2012.  At all applicable times, Parent has complied in all material respects with the applicable provisions of the SOX Act and the rules and regulations thereunder, as amended from time to time.

(c)                                  The consolidated financial statements of Parent and the Parent Subsidiaries included, or incorporated by reference, in the Parent SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Parent and the Parent Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Parent and the Parent Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement.

(d)                                 Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement, including any contract relating to any transaction or relationship between or among Parent and any Parent Subsidiary, on the one hand, and any unconsolidated Affiliate of Parent or any Parent Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent, any Parent Subsidiary or such Parent’s or Parent Subsidiary’s audited financial statements or other Parent SEC Documents.

Section 5.8                                    Absence of Certain Changes or Events.  From December 31, 2012 through the date of this Agreement, Parent and each Parent Subsidiary has conducted its business in all material respects in the ordinary course of business consistent with past practice and there has not been any Parent Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.9                                    No Undisclosed Material Liabilities.  There are no material liabilities of Parent or any of the Parent Subsidiaries of any nature that would be required under GAAP to be set forth on the financial statements of Company or the notes thereto, other than:  (a) liabilities reflected or reserved against on the balance sheet of Parent dated as of September 30, 2013 (including the notes thereto) as required by GAAP, (b) liabilities incurred in connection with the transactions contemplated by this Agreement or (c) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2013.

Section 5.10                             No Default.  None of Parent or any of the Parent Subsidiaries is in default or violation (and to the Knowledge of Parent, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (a) (i) the Parent Declaration of Trust or the Parent Bylaws, or (ii) the comparable charter or organizational documents of any of the Parent Subsidiaries, or (b) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Parent or any of the Parent Subsidiaries is a party or by which Parent, any of the Parent Subsidiaries or any of their respective properties or assets is bound, except in the case of clause (b) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.11                             Litigation.  Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Parent, threatened in writing by or before any Governmental Authority, nor, to the Knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent or any Parent Subsidiary or any director or officer of Parent or any Parent Subsidiary, in their capacity as a director or an officer of Parent or such Parent Subsidiary, and (b) neither Parent nor any Parent Subsidiary, nor any of their respective properties, is subject to any outstanding Order of any Governmental Authority.

Section 5.12                             Taxes.

(a)                                 Parent and each Parent Subsidiary has timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.  Parent and each Parent Subsidiary has duly paid (or there has been paid on its behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by it, whether or not shown on any Tax Return.

(b)                                 Parent (i) for all taxable years commencing with Parent’s taxable year ending December 31, 2009 and through December 31, 2013, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years; (ii) has operated since January 1, 2014 to the date hereof, in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the day of the Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, no such challenge is pending or threatened to the Knowledge of Parent.  No Parent Subsidiary is a corporation for United States federal income tax purposes other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.  Parent’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year, taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (x) Parent’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (y) Parent’s net capital gain for such year.

(c)                                  (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or, to the Knowledge of Parent, threatened with regard to any material Taxes or Tax Returns of Parent or any Parent Subsidiary; (ii) no material deficiency for Taxes of Parent or any Parent Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect; (iii) neither Parent nor any Parent Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any Parent Subsidiary currently is the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of the Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d)                                 Each Parent Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a Taxable REIT Subsidiary has been since its formation treated for United States federal income tax purposes as a partnership, disregarded entity, or Qualified REIT Subsidiary, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for federal income tax purposes.

(e)                                  Neither Parent nor any Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(f)                                   Since its inception, Parent and the Parent Subsidiaries have not incurred (i) any material liability for Taxes under Sections 857(b)(1), 857(b)(4), 857(b)(6)(A), 857(b)(7), 860(c) or 4981 of the Code which have not been previously paid, (ii) any liability for Taxes under Sections 857(b)(5) (for income test violations), 856(c)(7)(C) (for asset test violations), or 856(g)(5)(C) (for violations of other qualification requirements applicable to REITs) and (iii) none of Parent nor any Parent Subsidiary has incurred any material liability for Tax other than (A) in the ordinary course of business consistent with past practice, or (B) transfer or similar Taxes arising in connection with sales of property.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in clause (i) or (iii) of the preceding sentence or any liability for Taxes described in clause (ii) of the preceding sentence will be imposed upon Parent or any Parent Subsidiary.

(g)                                  Parent and the Parent Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(h)                                 There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Parent threatened to raise, a material claim against Parent or any Parent Subsidiary for any breach of any Parent Tax Protection Agreements.  As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent or any Parent Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company in a Parent Subsidiary Partnership, Parent or the Parent Subsidiaries have agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

(i)                                     There are no Tax Liens upon any property or assets of Parent or any Parent Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(j)                                    There are no Tax allocation or sharing agreements or similar arrangements with respect to or involving Parent or any Parent Subsidiary, and after the Closing Date, neither Parent nor any Parent Subsidiary shall be bound by any such Tax allocation agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(k)                                 Neither Parent nor any Parent Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(l)                                     Neither Parent nor any Parent Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Parent Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(m)                             Neither Parent nor any Parent Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(n)                                 As of the date of this Agreement, Parent is not aware of any fact or circumstances that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(o)                                 None of Parent nor any Parent Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(p)                                 No written power of attorney that has been granted by Parent or any Parent Subsidiary (other than to Parent or a Parent Subsidiary) currently is in force with respect to any matter relating to Taxes.

Section 5.13                             Benefit Plans; Employees.

(a)                                 Section 5.13(a) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a list of material Benefit Plans maintained, contributed to, or participated in for the benefit of or relating to any current employee, officer, or trustee of Parent and the Parent Subsidiaries (“Parent Benefit Plans”), excluding former agreements under which neither Parent nor any Parent Subsidiary has any remaining obligations and any of the foregoing that are required to be maintained by Parent or any Parent Subsidiary under the Laws of any jurisdiction.  Parent has made available to Company a copy of the plan documents governing each such Parent Benefit Plan.

(b)                                 None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates maintains, sponsors, contributes to, or participates in, or has ever maintained, sponsored, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). None of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates have incurred, nor are there any circumstances under which they could reasonably incur, any liability or obligations under Title IV of ERISA.  Except as set forth in Section 5.13(b) of the Parent Disclosure Letter, none of Parent, any Parent Subsidiary or any of their respective ERISA Affiliates have any liability or obligation to provide welfare benefits with respect to any person beyond his or her retirement or other termination of service other than coverage mandated by Part 6 of Title I of ERISA or Code Section 4980B.

(c)                                  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, result in the payment by Parent, any Parent Subsidiary, or any Affiliate thereof of any amount or benefit to a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(d)                                 To the Knowledge of Parent, each Parent Benefit Plan and the administrators and fiduciaries of each Parent Benefit Plan have complied with the applicable requirements of ERISA, the Code, and any other applicable Law, except where the failure to so comply has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  Each Parent Benefit Plan that is intended to comply with Section 401(a) of the Code has received a current, favorable determination letter issued by the IRS or is maintained under a prototype or volume submitter plan and may rely upon a current, favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan.  To the Knowledge of Parent, no event has occurred with respect to any Parent Benefit Plan which will or could give rise to disqualification of such plan, the loss of intended Tax consequences under the Code, or any material Tax or liability or penalty.  All contributions due from Parent, any Parent Subsidiary or any of their respective ERISA Affiliates with respect to the Parent Benefit Plan have been timely made as required by law or by the terms of the Parent Benefit Plans.

(e)                                  To the Knowledge of Parent, (i) there are no material proceedings pending (other than routine claims for benefits) or threatened with respect to a Parent Benefit Plan or the assets of a Parent Benefit Plan; (ii) no fiduciary (as defined in ERISA Section 3(21) of a Parent Benefit Plan has breached any fiduciary, co-fiduciary or other duty imposed under Title I of ERISA; and (iii) no “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Code Section 4975) of any Parent Benefit Plan has engaged in any nonexempt “prohibited transaction” (as defined in Code Section 4975 or ERISA Section 406) which has had or would reasonably be expected to have a Parent Material Adverse Effect.

(f)                                   Neither Parent nor any Parent Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to employees of Parent or any Parent Subsidiary, nor is any such agreement or contract presently being negotiated.  There are no activities or proceedings of any labor union to organize any employees of Parent or any Parent Subsidiary or any current union representation questions involving such employees nor have there been any such activities or proceedings within the past three (3) years.  There is no labor strike, controversy, slowdown, work stoppage or lockout occurring, or, to the Knowledge of Parent, threatened by or with respect to any employees of Parent or any Parent Subsidiary, nor has any such action occurred or, to the Knowledge of Parent, been threatened, within the past three (3) years.  There are no material unfair labor practice complaints pending or, to the

Knowledge of Parent, threatened against Parent or any Parent Subsidiary before the National Labor Relations Board or any other Governmental Authority.  No material charges with respect to or relating to Parent or any Parent Subsidiary are pending or, to the Knowledge of Parent, threatened before the Equal Employment Opportunity Commission or any other Governmental Authority.  There is no material employment-related Action pending or, to the Knowledge of Parent, threatened with respect to any current or former employees of Parent or any Parent Subsidiary, including any Actions with respect to payment of wages, salary or overtime pay.  Neither Parent nor any Parent Subsidiary is a party to, or otherwise bound by, any consent decree with or citation by any Governmental Authority relating to employees or employment practices, and there are no pending or, to the Knowledge of Parent, threatened investigations, audits or similar proceedings alleging breach or violation of any labor or employment law.

Section 5.14                             Information Supplied.  None of the information relating to Parent and the Parent Subsidiaries contained in the Joint Proxy Statement or that is provided by Parent and the Parent Subsidiaries in writing for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the transactions contemplated by this Agreement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) in the case of the Joint Proxy Statement, at the time of the mailing thereof, at the time the Company Stockholder Meeting or the Parent Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) with respect to any other document to be filed by Parent with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Joint Proxy Statement will (with respect to Parent, its officers and trustees and the Parent Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided, that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent or any Parent Subsidiaries.

Section 5.15                             Intellectual Property.  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (a) neither Parent nor any Parent Subsidiary (i) owns any registered trademarks, patents or copyrights, (ii) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (iii) is a party to any licenses, contracts or agreements with respect to use by Parent or any Parent Subsidiary of any trademarks or patents, (b) to the Knowledge of Parent, the conduct of the business of Parent and the Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate, and is not alleged to infringe, misappropriate or otherwise violate, any Intellectual Property rights of any third party, (c) to the Knowledge of Parent, no third party is misappropriating, infringing or otherwise violating any Intellectual Property rights of Parent or any Parent Subsidiary, and (d) Parent and the Parent Subsidiaries own or are

licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of Parent and the Parent Subsidiaries as it is currently conducted.

Section 5.16                             Environmental Matters.  Except as set forth in any Phase I or Phase II report or any Parent Title Insurance Policy provided to Company prior to the date hereof or as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a)                                 Parent and each Parent Subsidiary are in compliance and, except for matters that have been fully and finally resolved, Parent and each Parent Subsidiary have complied with all Environmental Laws.

(b)                                 Parent and each Parent Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(c)                                  Neither Parent nor any Parent Subsidiary has received any written notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law or that any Order has been issued against Parent or any Parent Subsidiary which remains unresolved.  There is no Action pending or, to the Knowledge of Parent, threatened against Parent and any Parent Subsidiary under any Environmental Law.

(d)                                 Neither Parent nor any Parent Subsidiary has entered into or agreed to any Order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no Action is pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary under any Environmental Law.

(e)                                  Neither Parent nor any Parent Subsidiary has assumed by contract any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(f)                                   Neither Parent nor any Parent Subsidiary has caused, and to the Knowledge of Parent, no third party has caused any release of a Hazardous Substance that would reasonably be expected to result in liability to Parent or any Parent Subsidiary under any Environmental Law.

(g)                                  There is no site to which Parent or any Parent Subsidiary has transported, disposed, or arranged for the transport, or disposal of Hazardous Substances which, to the Knowledge of Parent, is or would reasonably be expected to become the subject of any Action under Environmental Law or with respect to Hazardous Substances.

Section 5.17                             Properties.

(a)                                 Section 5.17(a) of the Parent Disclosure Letter sets forth a list of the address and common name of each Parent Property and identifies each Parent Property under which Parent or any Parent Subsidiary is a lessee or sublessee, including any Parent Property in which Parent or any Parent Subsidiary holds any air rights.  Section 5.17(a) of the Parent Disclosure Letter sets forth a list of the real property which, as of the date of this Agreement, is under contract to be purchased by Parent or a Parent Subsidiary after the date of this Agreement or that is required under a binding contract to be leased or subleased by Parent or a Parent Subsidiary as lessee or sublessee after the date of this Agreement.  Except as set forth on Section 5.17(a) of the Parent Disclosure Letter, there are no real properties that either Parent or any Parent Subsidiary is obligated to buy, lease or sublease at some future date.  Section 5.17(a) of the Parent Disclosure Letter sets forth a list of the mortgage notes receivables and commercial mortgage backed and similar securities owned by Parent or any Parent Subsidiary.

(b)                                 Either Parent or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) or air rights to each of the Parent Properties, in each case, free and clear of Liens, except for Parent Permitted Liens none of which Parent Permitted Liens have had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Section 5.17(b) of the Parent Disclosure Letter describes the material Parent Permitted Liens which are being contested in good faith by appropriate proceedings.

(c)                                  Neither Parent nor any of the Parent Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement (or of any pending written threat of modification or cancellation of any of same), except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)                                 No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right that is necessary to permit the current use and operation of the buildings and improvements on any of the Parent Properties as currently used and operated or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Parent Properties has failed to be obtained or is not in full force and effect, and neither Parent nor any Parent Subsidiary has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e)                                  No condemnation, eminent domain or similar proceeding or rezoning proceeding has occurred or is pending with respect to any owned or ground leased Parent Property, and, to the Knowledge of Parent, no (i) condemnation or rezoning proceedings are threatened with respect to any of the Parent Properties and (ii) no zoning regulation or ordinance

(including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated (and remains in violation) for any Parent Property.

(f)                                   Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the rent rolls for each of the Parent Properties, as of December 31, 2013, which rent rolls have previously been made available by or on behalf of Parent or any Parent Subsidiary to Company (including an indication of whether any Parent Property is subject to net leases), are true and correct in all respects and (i) correctly reference each lease or sublease that was in effect as of December 31, 2013 and to which Parent or a Parent Subsidiary is a party as lessor or sublessor with respect to each of the Parent Properties and (ii) identify the rent payable and security deposit amounts currently held under the Parent Lease as of such date. Such security deposits are in the amounts required by the applicable Parent Lease and which security deposits have been held and applied in all material respects in accordance with Law and the applicable Parent Leases.

(g)                                  True and complete (in all material respects) copies of all (x) ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and (y) Parent Leases for real property in excess of 10,000 square feet (the “Material Parent Leases”), in each case in effect as of the date hereof, have been made available to Company. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary is and, to the Knowledge of Parent, no other party is in breach or violation of, or default under, any Material Parent Lease, (ii) no event has occurred that would result in a breach or violation of, or a default under, any Material Parent Lease by Parent or any Parent Subsidiary, or, to the Knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time) and no tenant under a Material Parent Lease is in monetary default under such Material Parent Lease, (iii) no tenant under a Material Parent Lease is the beneficiary or has the right to become a beneficiary of a loan or forbearance from Parent or any Parent Subsidiary in excess of $500,000 in the aggregate, and (iv) each Material Parent Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to Parent or a Parent Subsidiary and, to the Knowledge of Parent, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither Parent nor any Parent Subsidiary has received written notice from any tenant under any Material Parent Lease that such tenant is challenging the calculation of any amounts to be paid by any such tenant under any Material Parent Lease, no tenant under a Material Parent Lease is currently asserting in writing a right to cancel or terminate such Material Parent Lease prior to the end of the current term, neither Parent nor any Parent Subsidiary has received a notice of any insolvency or bankruptcy proceeding involving any tenant under a Material Parent Lease and no tenant under a Material Parent Lease is in monetary default in an amount in excess of $100,000 relating to the payment of any amounts payable under such Material Parent Lease.  Neither Parent nor any Parent Subsidiary has received a notice from any tenant under a Material Parent Lease that such tenant intends to terminate such tenant’s Parent Lease or that such tenant or other party intends to cease operations of such store.

(h)                                 To the Knowledge of the Parent, there are no material Tax abatements or exemptions specifically affecting any of the Parent Properties.  Neither Parent nor any Parent

Subsidiary has received any written notice of (and Parent and Parent Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any Parent Property or of any proposed public improvement assessments that, in any of the foregoing, will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Parent and Parent Subsidiaries, considered as a whole, in each case, to the extent such Tax is (i) on a Parent Property that is not subject to a Parent Lease, (ii) on a Parent Property for which Parent is not required by the terms of Parent Leases to be reimbursed for such Tax and (iii) on a Parent Property that is leased to multiple tenants.

(i)                                     As of the date of this Agreement, no purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(j)                                    Except for Parent Permitted Liens or as set forth in Parent Leases and title documents provided to Company prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary (a “Parent Third Party”).

(k)                                 Except pursuant to a Parent Lease, or any ground lease affecting any Parent Property, neither Parent nor any Parent Subsidiary is a party to any agreement pursuant to which Parent or any Parent Subsidiary manages or manages the development of any real property for any Parent Third Party.

(l)                                     Parent and each Parent Subsidiary, as applicable, are in possession of title insurance policies with respect to each Parent Property (each, a “Parent Title Insurance Policy” and, collectively, the “Parent Title Insurance Policies”).  A copy of each Parent Title Insurance Policy in Parent’s possession has been made available to Company.  No written claim has been made against any Parent Title Insurance Policy, which, individually or in the aggregate, would be material to any Parent Property.

(m)                             To the Knowledge of Parent, Section 5.17(m) of the Parent Disclosure Letter lists each Parent Property that is (i) under development as of the date hereof (other than normal repair and maintenance), and describes the status of such development as of the date hereof or (ii) subject to a binding agreement for development or commencement of construction by Parent or a Parent Subsidiary, in each case other than those pertaining to customary capital repairs, replacements and other similar correction or deferred maintenance items in the ordinary course of business.

(n)                                 Section 5.17(n) of the Parent Disclosure Letter lists the parties currently providing third-party property management services to Parent or a Parent Subsidiary and the number of Parent Properties currently managed by each such party.

(o)                                 The Parent Properties (x) are supplied with utilities and other services as reasonably required for their continued operation as they are now being operated, (y) are, to the

Knowledge of Parent, in good working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Company, and (z) are, to the Knowledge of Parent, adequate and suitable for the purposes for which they are presently being used.

(p)                                 To the Knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(q)                                 Parent and any Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all material personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy) except as individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.  None of Parent’s or any Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not and would not reasonably be expected to have a Parent Material Adverse Effect.

(r)                                    With respect to any Parent Property that includes or is adjacent to any Shadow Anchor:  (i) neither Parent nor any Parent Subsidiary has received written notice that such Shadow Anchor intends to sell its property or close the store operated by such Shadow Anchor; and (ii) neither Parent nor to the Knowledge of Parent any Shadow Anchor or any other party has received written notice of material default under any reciprocal easement agreement or joint operating agreement or similar agreement that relates to the operation of such Parent Property.

Section 5.18                             Material Contracts.

(a)                                 Except for contracts listed in Section 5.18(a) of the Parent Disclosure Letter or filed as exhibits to the Parent SEC Documents, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i)                                     is required to be filed as an exhibit to the Parent Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii)                                  obligates Parent or any Parent Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within ninety (90) days without material penalty to Parent or any Parent Subsidiary, except for any Parent Lease or any ground lease affecting any Parent Property;

(iii)                               contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Parent or any Parent Subsidiary, or that otherwise restricts the lines of business conducted by Parent or any Parent Subsidiary or the geographic area in which Parent or any Parent Subsidiary may conduct business, except for radius restrictions that may be contained in Parent Leases entered into in the ordinary course of business consistent with past practice;

(iv)                              is an agreement that obligates Parent or any Parent Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Parent or any Parent Subsidiary pursuant to which Parent or a Parent Subsidiary is the indemnitor;

(v)                                 constitutes an Indebtedness obligation of Parent or any Parent Subsidiary with a principal amount as of the date hereof greater than $1,000,000;

(vi)                              requires Parent or any Parent Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Parent Lease or a ground lease affecting any Parent Property) with a fair market value in excess of $1,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Parent Lease or any ground lease affecting any Parent Property;

(vii)                           constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction;

(viii)                        sets forth the operational terms of a joint venture, partnership, limited liability company with a Parent Third Party member or strategic alliance of Parent or any Parent Subsidiary;

(ix)                              constitutes a loan to any Person (other than a wholly owned Parent Subsidiary) by Parent or any Parent Subsidiary (other than advances made pursuant to and expressly disclosed in Parent Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Parent Lease with respect to the development, construction, or equipping of Parent Properties or the funding of improvements to Parent Properties) in an amount in excess of $1,000,000;

(x)                                 constitutes an agreement under which Parent or a Parent Subsidiary has purchased or sold real property and has uncompleted financial obligations in excess of $500,000; or

(xi)                              requires payment of commissions (including leasing commissions on brokerage fees) or Tenant Improvement costs, allowances or other concessions in excess of $500,000.

(b)                                 Each contract in any of the categories set forth in Section 5.18(a) to which Parent or any Parent Subsidiary is a party or by which it is bound is referred to herein as a “Parent Material Contract.”

(c)                                  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Material Contract is legal, valid, binding and enforceable on Parent and each Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).  Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, Parent and each Parent Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Parent Material Contract and, to the Knowledge of Parent, each other party thereto has performed all obligations required to be performed by it under such Parent Material Contract prior to the date hereof.  None of Parent or any Parent Subsidiary, nor, to the Knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation or breach of, or default under, any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  Neither Parent nor any Parent Subsidiary has received notice of any violation of or default under any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.19                             Insurance.  Section 5.19 of the Parent Disclosure Letter sets forth a list of all material insurance policies and all material fidelity bonds or other material insurance contracts providing coverage for all Parent Properties (the “Parent Insurance Policies”).  The Parent Insurance Policies include all material insurance policies and all material fidelity bonds or other material insurance service contracts required by any Material Parent Lease.  Except as individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all premiums due and payable under all the Parent Insurance Policies have been paid, and Parent and the Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies.  Except as individually or in the aggregate would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent or any Parent Subsidiary pending under any of the Parent Insurance Policies that has been denied or disputed by the issuer. To the Knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect.  No written notice of cancellation or termination has been received by Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.20                             Opinion of Financial Advisor.  The Parent Board has received the oral opinions of Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (to be confirmed in writing), to the effect that, as of the date of such opinions and based on and subject to the various qualifications, assumptions and limitations set forth in such opinions, that the Exchange Ratio is fair, from a financial point of view, to Parent.  Parent will deliver to Company a complete and correct copy of such written opinions promptly after receipt thereof by the Parent Board solely for informational purposes.

Section 5.21                             Approval Required.  The affirmative votes of the holders of (i) a majority of the votes cast by the holders of Parent Common Shares at the Parent Shareholder Meeting to approve the issuance of the Parent Common Shares to be issued in the Merger and (ii) two thirds of the outstanding Parent Common Shares entitled to vote at the Parent Shareholder Meeting to approve the Parent Charter Amendment (the “Parent Shareholder Approval”) are the only votes of holders of securities of Parent required to approve the issuance of the Parent Common Shares to be issued in the Merger and the Parent Charter Amendment.

Section 5.22                             Brokers.  Except for the fees and expenses payable to Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, or any Parent Subsidiary; a true and complete copy of the agreement with respect to the engagement of each of Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated has previously been made available to Company.

Section 5.23                             Investment Company Act.  Neither Parent nor any Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.24                             Takeover Statutes.  The Parent Board has taken all action necessary to render inapplicable to the Merger and the other transactions contemplated by this Agreement the restrictions on business combinations and control share acquisitions contained in Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL.  To the Knowledge of Parent, no other Takeover Statute is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any Parent Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” or an “affiliate” of an interested stockholder of Company as defined in Section 3-601 of the MGCL.  The Parent Common Shares have been listed continuously on the NYSE since no later than January 1, 2013.

Section 5.25                             Related Party Transactions.  Except for this Agreement or as set forth in the Parent SEC Documents filed through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2012 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.  Section 5.25 of the Parent Disclosure Letter sets forth each agreement between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than the Parent Subsidiaries) of Parent, on the other hand.

Section 5.26                             Sufficient Funds.  Parent has available sufficient cash or lines of credit available to pay the Fractional Share Consideration, and all amounts required to be paid by Parent in connection with the consummation of the transactions contemplated by this Agreement and any other related fees and expenses.

Section 5.27                             No Other Representations and Warranties.  Except for the representations or warranties expressly set forth in this Article 5, neither Parent nor any other Person on behalf of Parent has made any representation or warranty, expressed or implied, with respect to Parent or Parent Subsidiaries, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent or Parent Subsidiaries. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Parent in this Article 5, any oral or written information presented to Company or any of its Affiliates or Representatives in the course of their due diligence of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.  Notwithstanding anything contained in this Agreement to the contrary, Parent acknowledges and agrees that none of Company or any other Person has made or is making any representations or warranties relating to Company whatsoever, express or implied, beyond those expressly given by Company in Article 4, including any implied representation or warranty as to the accuracy or completeness of any information regarding Company furnished or made available to Parent or any of its Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1                                    Conduct of Business by Company.

(a)                                 Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be consented to in advance in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or expressly permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Company’s or any Company Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers, (D) maintain all Company Insurance Policies and (E) maintain the status of Company as a REIT.

(b)                                 Without limiting the foregoing, Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Parent (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clause (xi) below, Parent’s consent shall be deemed given if Parent has not, within three (3) Business Days, so provided or withheld such consent)), as may be expressly required or expressly permitted by this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Company Disclosure Letter, Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i)                                     amend or propose to amend (A) the Company Charter or the Company Bylaws, (B) such equivalent organizational or governing documents of any Company Subsidiary, if such amendment would be materially adverse to Company or Parent or (C) waive the stock ownership limit or create an Excepted Holder Limit (as defined in the Company Charter) under the Company Charter;

(ii)                                  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Company or any Company Subsidiary (other than any wholly owned Company Subsidiary);

(iii)                               declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Company or any Company Subsidiary or other equity securities or ownership interests in Company or any Company Subsidiary, except for (A) the declaration and payment by Company of regular daily dividends, aggregated and paid monthly in accordance with past practice, at an annualized rate not to exceed $0.60 per share of Company Common Stock, (B) the declaration and payment of dividends in accordance with Section 7.12, (C) the declaration and payment of dividends or other distributions to Company by any directly or indirectly wholly owned Company Subsidiary, and (D) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by Company, in accordance with the requirements of the organizational documents of such Company Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.1(b)(iii) and Section 7.12, Company and any Company Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity-level income or excise Tax under the Code, after taking into account the dividends made or expected to be made pursuant to Section 7.12(a);

(iv)                              redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Company or a Company Subsidiary (other than pursuant to Article VIII of the Company Charter), or reinstate or otherwise permit the redemption, reinvestment or repurchase of shares of Company Common Stock under the Company DRIP or the Company Share Repurchase Program;

(v)                                 except for (A) transactions among Company and one or more wholly owned Company Subsidiaries or among one or more wholly owned Company Subsidiaries, (B) as otherwise contemplated in Section 6.1(b)(vi), or (C) the sale of capital stock or other equity interests of the Net-Lease Companies pursuant to the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, issue, sell, pledge, dispose, encumber or grant any shares of Company or any of the Company Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company or any of the Company Subsidiaries’ capital stock or other equity interests;

(vi)                              acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $150,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Company or any wholly owned Company Subsidiary of or from an existing wholly owned Company Subsidiary, (B) the pending acquisitions set forth on Section 6.1(b)(vi) of the Company Disclosure Letter and as contemplated in Section 7.19 (the “Company Pending Acquisitions”), and (C) acquisitions of real property in the ordinary course of business consistent with past practice that would not, or not reasonably be expected to, prevent, materially alter or materially delay the ability of Company to consummate the Merger;

(vii)                           sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) in accordance with the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, (B) sales, transfers or other dispositions of any property or assets, including deeds in lieu of foreclosure, at a total value less than $10,000,000 in the aggregate (less any indebtedness paid off, assumed or for which Company or a Company Subsidiary is no longer a primary obligor thereunder) in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay the ability of Company to consummate the Merger, and (C) pledges or encumbrances of direct or indirect equity interests in entities from time to time under Company’s existing revolving credit facility that (I) acquire properties that are the subject of the Company Pending Acquisitions or (II) are not currently included in Company’s borrowing base under Company’s existing revolving credit facility and are set forth on Section 6.1(b)(vii) of the Company Disclosure Letter;

(viii)                        incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Company or any of the Company Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Company Subsidiary), except (A) Indebtedness incurred under Company’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) in connection with funding any transactions permitted by this Section 6.1(b), including any transactions permitted by Section 7.19, in an amount not to exceed $50,000,000 in the aggregate, (C) Indebtedness that does not, individually or in the aggregate, exceed $10,000,000, (D) in connection with any Tenant Improvements at any of the Company Properties, and (E) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Company compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)                              make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Company or a wholly owned Company Subsidiary to Company or a wholly owned Company Subsidiary, (B) loans, advances or investments required to be made under any of the Company Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Company Property or any existing joint venture arrangements to which a Company Subsidiary is a party as of the date of this Agreement and (C) investments permitted pursuant to Section 6.1(b)(vi);

(x)                                 enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any (A) Company Material Contract (or any contract that, if existing as of the date hereof, would be a Company Material Contract), or (B) Company Related Party Agreement, in each case other than (1) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary, (2) the entry into any modification or amendment of, or waiver or consent under, any Indebtedness to which Company or any Company Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Company, any Company Subsidiary, Parent or any Parent Subsidiary, (3) in connection with any Tenant Improvements at any of the Company Properties; (4) as may be reasonably necessary to comply with the terms of this Agreement, or (5) as otherwise expressly permitted by other sections of this Section 6.1(b);

(xi)                              enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Company Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Company Lease), except for any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Company or any Company Subsidiary;

(xii)                           make any payment, direct or indirect, of any liability of Company or any Company Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with the Net-Lease Purchase Agreement, the Bulwark Purchase Agreement and dispositions of Company Properties or refinancings of any Indebtedness otherwise expressly permitted by other sections of this Section 6.1(b);

(xiii)                        waive, release, assign, settle or compromise any claim or Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement (but only in connection with the specific Action or claim to which the reserved amount relates) or (y) that do not exceed $250,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Company or any Company Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Company or any of the Company Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)) and any matter relating to the condemnation proceedings set forth on Section 4.17(e) of the Company Disclosure Letter, and (D) are with respect to any Action involving any present, former or purported holder or group of holders of Company Common Stock in accordance with Section 7.8(c);

(xiv)                       except as required by applicable Law, (A) hire or terminate (without cause) any employee, officer or director of Company or any Company Subsidiary or appoint any Person to a position of officer or director of Company or any Company Subsidiary (other than to replace any officer that departs after the date of this Agreement), (B) increase in any manner the amount, rate or terms of compensation or benefits of any officer or director of Company or any Company Subsidiary other than in the ordinary course of business and consistent with past practice, (C) enter into, or adopt any employment, bonus, severance or retirement contract or plan or other compensation or Benefit Plan, or (D) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to adversely interfere with, do harm to, or compromise the relationship or potential relationship between Manager Employees and Parent or its Affiliates;

(xv)                          fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2013, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi)                       enter into any new line of business;

(xvii)                    fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)                 enter into or modify in a manner adverse to Company or Parent any Company Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)                       take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Company to fail to qualify as a REIT or (B) any Company Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)                          adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.1(b)(vi) or 6.1(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Company or to prevent or impair the ability of Company to consummate the Merger;

(xxi)                       form any new funds or joint ventures;

(xxii)                    except (A) pursuant to Company’s budgeted items as set forth on Section 6.1(b)(xxii) of the Company Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Company Properties; (C) for the expansion of a Company Property pursuant to expansion rights requested by the applicable tenant in the ordinary course of business and in accordance with the terms of the applicable Company Lease and (D) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Company Properties or as is necessary in the event of an emergency situation, after prior notice to Parent (provided, that if the nature of such emergency renders prior notice to Parent impracticable, Company shall provide notice to Parent and promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $250,000 individually, or $1,000,000 in the aggregate;

(xxiii)                 amend or modify the compensation terms or any other obligations of Company contained in the engagement letter with Company’s financial advisor in connection with the Merger in a manner materially adverse to Company, any Company Subsidiary, the Surviving Entity or Parent or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiv)                except to the extent permitted by Section 7.3, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement; or

(xxv)                   authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board, upon advice of counsel to Company, is reasonably necessary for Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to stockholders of Company in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or to qualify or preserve the status of any Company Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code.

Section 6.2                                    Conduct of Business by Parent.

(a)                                 Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in advance in writing by Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or expressly permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the Parent Disclosure Letter, Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent’s or any Parent Subsidiary’s control excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) keep available the services of its present officers, (D) maintain all Parent Insurance Policies and (E) maintain the status of Parent as a REIT.

(b)                                 Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Company (which consent shall not in any case be unreasonably withheld, delayed or conditioned (it being understood that with respect to items requiring consent pursuant to clause (xi) below, Company’s consent shall be deemed given if Company has not, within three (3) Business Days, so provided or withheld such consent)), as may be expressly required or expressly permitted by this Agreement, or as set forth in Section 6.2(a) or 6.2(b) of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any Parent Subsidiary to, do any of the following:

(i)                                     amend or propose to amend (A) the Parent Declaration of Trust or the Parent Bylaws (other than the Parent Charter Amendment and any other amendment necessary to effect the Merger and the other transactions contemplated hereby), (B) such equivalent organizational or governing documents of any Parent Subsidiary if such amendment would be materially adverse to Parent or Company or (C) waive the share ownership limit or create an Excepted Holder Limit (as defined in the Parent Declaration of Trust) under the Parent Declaration of Trust;

(ii)                                  split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent or any Parent Subsidiary (other than any wholly owned Parent Subsidiary);

(iii)                               declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or any Parent Subsidiary or other equity securities or ownership interests in Parent or any Parent Subsidiary, except for (A) the declaration and payment by Parent of regular dividends, aggregated and paid quarterly in accordance with past practice at an annualized rate not to exceed $0.24 per Parent Common Share, (B) the declaration and payment of dividends payable pursuant to the terms of the 8.25% Series A Cumulative Redeemable Perpetual Preferred Shares in accordance with past practice at an annualized rate not to exceed $2.0625 per share of Series A Cumulative Redeemable Preferred Shares, (C) distributions that are required to be made in respect of the Parent OP Units in connection with any dividends paid on the Parent Common Shares as contemplated in this Section 6.2(b)(iii) or Section 7.12, (D) the declaration and payment of dividends in accordance with Section 7.12, (E) the declaration and payment of dividends or other distributions to Parent by any directly or indirectly wholly owned Parent Subsidiary, and (F) distributions by any Parent Subsidiary that is not wholly owned, directly or indirectly, by Parent, in accordance with the requirements of the organizational documents of such Parent Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(iii) and Section 7.12, Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity-level income or excise Tax under the Code, after taking into account the dividends made or expected to be made pursuant to Section 7.12(b);

(iv)                              redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its beneficial interests or other equity interests of Parent or a Parent Subsidiary, other than (A) pursuant to Article VIII of the Parent Declaration of Trust, (B) the acquisition by Parent of Parent Common Shares in connection with the forfeiture or surrender of Parent Common Shares by holders of Parent options in order to pay the exercise price of the Parent option in connection with the exercise of such Parent option, (C) the forfeiture or withholding of Parent Common Shares to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the Parent Equity Incentive Plans and issuances under the Parent DRIP and Parent’s 2008 Employee Share Purchase Plan and (D) redemption of Parent OP Units pursuant to the Parent LP Agreement.

(v)                                 except for (A) transactions among Parent and one or more wholly owned Parent Subsidiaries or among one or more wholly owned Parent Subsidiaries, (B) issuances of Parent Common Shares upon the exercise or settlement of any Parent option and issuances of equity or equity-based awards under the Parent Equity Incentive Plans, Parent’s 2008 Employee Share Purchase Plan or the Parent DRIP, (C) exchanges of Parent OP Units for Parent Common Shares in accordance with the Parent LP Agreement, (D) in an underwritten public offering for cash, or (E) as otherwise contemplated in Section 6.2(b)(vi), issue, sell, pledge, dispose, encumber or grant any shares of Parent’s or any of the Parent Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Parent’s or any of the Parent Subsidiaries’ capital stock or other equity interests;

(vi)                              acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $150,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Parent or any wholly owned Parent Subsidiary of or from an existing wholly owned Parent Subsidiary, (B) the pending acquisitions set forth on Section 6.2(b)(vi) of the Parent Disclosure Letter (the “Parent Pending Acquisitions”), and (C) acquisitions of real property in the ordinary course of business consistent with past practice that would not, or not reasonably be expected to, prevent, materially alter or materially delay the ability of Parent to consummate the Merger;

(vii)                           sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) by Parent, or any wholly-owned Parent Subsidiary, with, to or from any existing wholly-owned Parent Subsidiary, (B) sales, transfers or other dispositions of any property or assets, including deeds in lieu of foreclosure, at a total value less than $10,000,000 in the aggregate (less any indebtedness paid off, assumed or for which Parent or a Parent Subsidiary is no longer a primary obligor thereunder) in the ordinary course of business consistent with past practice and that would not, or would not reasonably be expected to, prevent, materially alter or materially delay the ability of Parent to consummate the Merger, and (C) pledges or encumbrances of direct or indirect equity interests in entities from time to time under Parent’s existing revolving credit facility that (I) acquire properties that are the subject of Parent Pending Acquisitions or (II) are not currently included in Parent’s borrowing base under Parent’s existing revolving credit facility;

(viii)                        incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Parent or any of the Parent Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Parent Subsidiary), except (A) Indebtedness incurred under Parent’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii), (B) in connection with funding any transactions permitted by this Section 6.2(b); (C) Indebtedness that does not, individually or in the aggregate, exceed $10,000,000; (D) in connection with any Tenant Improvements at any of the Parent Properties; (E) in connection with the development or redevelopment activities of Parent and the Parent Subsidiaries set forth on Section 6.2(b)(viii) of the Parent Disclosure Letter and (F) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Parent compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(ix)                              make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Parent or a wholly owned Parent Subsidiary to Parent or a wholly owned Parent Subsidiary, (B) loans, advances or investments required to be made under any Parent Leases or ground leases pursuant to which any third party is a lessee or sublessee on any Parent Property or any existing joint venture arrangements to which a Parent Subsidiary is a party as of the date of this Agreement and (C) investments permitted pursuant to Section 6.2(b)(vi);

(x)                                 enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Parent Material Contract (or any contract that, if existing as of the date hereof, would be a Parent Material Contract), other than (A) any termination or renewal in accordance with the terms of any such contract that occurs automatically without any action (other than notice of renewal) by Parent or any Parent Subsidiary, (B) the entry into any modification or amendment of, or waiver or consent under, any Indebtedness to which Parent or any Parent Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Parent, any Parent Subsidiary or Company or any Company Subsidiary, (C) in connection with any Tenant Improvements at any of the Parent Properties; (D) in connection with the development or redevelopment activities of Parent and the Parent Subsidiaries set forth on Section 6.2(b)(viii) of the Parent Disclosure Letter (E) as may be reasonably necessary to comply with the terms of this Agreement, or (F) as otherwise expressly permitted by other sections of this Section 6.2(b);

(xi)                              enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Parent Lease (or any lease for real property that, if existing as of the date hereof, would be a Material Parent Lease), except for any termination, modification or renewal in accordance with the terms of any such lease that occurs automatically without any action (other than notice of renewal) by Parent or any Parent Subsidiary);

(xii)                           make any payment, direct or indirect, of any liability of Parent or any Parent Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business consistent with past practice or (B) in connection with dispositions of Parent Properties or refinancings of any Indebtedness otherwise expressly permitted by other sections of this Section 6.2(b);

(xiii)                        waive, release, assign, settle or compromise any claim or Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) (x) equal to or less than the amounts specifically reserved with respect thereto on the most recent balance sheet of Parent included in the Parent SEC Documents filed and publicly available prior to the date of this Agreement (but only in connection with the specific Action or claim to which the reserved amount relates) or (y) that do not exceed $250,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of injunctive relief against Parent or any Parent Subsidiary or the Surviving Entity, (C) do not provide for any admission of material liability by Parent or any of the Parent Subsidiaries, excluding in each case any such matter relating to Taxes (which, for the avoidance of doubt, shall be covered by Section 6.1(b)(xviii)) and any matter relating to the condemnation proceedings set forth on Section 4.17(e) of the Parent Disclosure Letter, and (D) are with respect to any Action involving any present, former or purported holder or group of holders of Parent Common Shares or Parent OP Units in accordance with Section 7.8(c);

(xiv)                       except as required by applicable Law, existing written employment agreements or Parent Benefit Plans, or as set forth on Section 6.2(b)(xiv) of the Parent Disclosure Letter (A) hire or terminate (without cause) any named executive officer or trustee of Parent or any Parent Subsidiary or promote or appoint any Person to a position of named executive officer or trustee of Parent or any Parent Subsidiary (other than to replace any named executive officer that departs after the date of this Agreement), (B) materially increase the amount, rate or terms of compensation or benefits of any named executive officer or trustee of Parent or any Parent Subsidiary other than in the ordinary course of business and consistent with past practice, or (C) enter into, adopt amend or terminate any employment, bonus, severance or retirement contract or plan or other compensation or Benefit Plan other than in the ordinary course of business (for purposes of this clause (xiv), “named executive officer” shall have the meaning set forth in Item 402 of Regulation S-K under the Securities Act and the Exchange Act);

(xv)                          fail to maintain all financial books and records in all material respects in accordance with GAAP (or any binding interpretation thereof) or make any material change to its methods of accounting in effect at January 1, 2013, except as required by a change in GAAP (or any binding interpretation thereof) or in applicable Law, or make any change, with respect to accounting policies, principles or practices, unless required by GAAP or the SEC;

(xvi)                       enter into any new line of business;

(xvii)                    fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xviii)                 enter into or modify in a manner adverse to Company or Parent any Parent Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, file or amend any material Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Parent’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix)                       take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) any Parent Subsidiary to cease to be treated as any of (1) a partnership or disregarded entity for federal income tax purposes or (2) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xx)                          adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction permitted by Section 6.2(b)(vi) or 6.2(b)(vii) in a manner that would not reasonably be expected to be materially adverse to Parent or to prevent or impair the ability of Parent to consummate the Merger;

(xxi)                       form any new funds or joint ventures;

(xxii)                    except (A) pursuant to Parent’s budgeted items set forth on Section 6.2(b)(xxii) of the Parent Disclosure Letter, (B) in connection with any Tenant Improvements at any of the Parent Properties; (C) in connection with the development or redevelopment activities of Parent and the Parent Subsidiaries set forth on Section 6.2(b)(viii) of the Parent Disclosure Letter, (D) for the expansion of a Parent Property pursuant to expansion rights requested by the applicable tenant in the ordinary course of business and in accordance with the terms of the applicable Parent Lease and (E) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Parent Properties or as is necessary in the event of an emergency situation, after prior notice to Company (provided, that if the nature of such emergency renders prior notice to Company impracticable, Parent shall provide notice to Company and promptly as practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $250,000 individually, or $1,000,000 in the aggregate;

(xxiii)                 amend or modify the compensation terms or any other obligations of Parent contained in the engagement letter with Parent’s financial advisors in connection with the Merger in a manner materially adverse to Parent, any Parent Subsidiary or Company or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiv)                except to the extent permitted by Section 7.4, take any action that would, or would reasonably be expected to, prevent or delay the consummation of the transactions contemplated by this Agreement; or

(xxv)                   authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or other distribution payments to shareholders of Parent in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), or to qualify or preserve the status of any Parent Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code.

Section 6.3                                    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent’s or any Parent Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company or any Company Subsidiary’s operations prior to the Effective Time.  Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1                                    Preparation of the Form S-4, the Joint Proxy Statement; Stockholders Meetings.

(a)                                 As promptly as reasonably practicable following the date of this Agreement, (i) Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form and (ii) Parent shall prepare and cause to be filed with the SEC the Form S-4 with respect to the Parent Common Shares issuable in the Merger, which will include the Joint Proxy Statement with respect to the Company Stockholder Meeting and Parent Shareholder Meeting.  Each of Company and Parent shall use its reasonable best efforts to (A) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and Securities Act, (C) mail or deliver the Joint Proxy

Statement to its shareholders as promptly as practicable after the Form S-4 is declared effective and (D) keep the Form S-4 effective for so long as is necessary to complete the Merger.  Each of Company and Parent shall furnish all information as may reasonably be requested concerning itself, its Affiliates and its shareholders to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement.  The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other Party to be included therein.  Each of Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Joint Proxy Statement, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC.  Each of Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response).  Parent shall advise Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such actions.

(b)                                 If, at any time prior to the receipt of the Company Stockholder Approval or the Parent Shareholder Approval, any information relating to Company or Parent, or any of their respective Affiliates, should be discovered by Company or Parent which, in the reasonable judgment of Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4/Joint Proxy Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Company and the shareholders of Parent.  Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).  For purposes of Section 4.14, Section 5.14 and this Section 7.1, any information concerning or related to Company, its Affiliates or the

Company Stockholder Meeting will be deemed to have been provided by Company, and any information concerning or related to Parent, Merger Sub or their Affiliates or the Parent Shareholder Meeting will be deemed to have been provided by Parent.

(c)                                  As promptly as practicable following the date of this Agreement, Company shall, in accordance with applicable Law and the Company Charter and the Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Company Stockholder Meeting. As soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Company entitled to vote at the Company Stockholder Meeting and to hold the Company Stockholder Meeting.  Company shall, through the Company Board, recommend to its stockholders that they provide the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 7.3(b).  Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Company Stockholder Meeting is scheduled, Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Stockholder Approval, whether or not a quorum is present, Company shall have the right to make one or more successive postponements or adjournments of the Company Stockholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated hereby; provided, that the Company Stockholder Meeting is not postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) or (ii) more than one hundred twenty (120) days following the record date established in accordance with this Section 7.1(c).

(d)                                 As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Declaration of Trust and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Shareholder Meeting; provided, that such record date shall not be more than ninety (90) days prior to the established date of the Parent Shareholder Meeting.  As soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act, Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Parent entitled to vote at the Parent Shareholder Meeting and to hold the Parent Shareholder Meeting.  Parent shall, through the Parent Board, recommend to its shareholders that they provide the Parent Shareholder Approval, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the Parent Shareholder Approval, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 7.4(b).  Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments of the Parent Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies and votes in favor of the Merger and the other transactions contemplated hereby; provided, that the Parent Shareholder Meeting is not postponed or adjourned to a date that is (i) more than thirty (30) days after the date for which the Parent Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) or (ii) more than one hundred twenty (120) days following the record date established in accordance with this Section 7.1(d).

(e)                                  Company will use its reasonable best efforts to hold the Company Stockholder Meeting as soon as reasonably practicable after the date of this Agreement.  Parent will use its reasonable best efforts to hold the Parent Shareholder Meeting as soon as reasonably practicable after the acquisition of the Replacement Properties by Company pursuant to Section 7.19.

(f)                                   After obtaining the Parent Shareholder Approval and prior to Closing, Parent shall file the Parent Charter Amendment with the SDAT.

Section 7.2                                    Access to Information; Confidentiality.

(a)                                 During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to the reasonable restrictions imposed from time to time upon advice of counsel, each of Company and Parent shall, and shall cause each of Company Subsidiaries and the Parent Subsidiaries, respectively, to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, personnel and records and, during such period, each of Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other Party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article 4 or Article 5, and no investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of Company or of Parent respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement.  Notwithstanding the foregoing, neither Company nor Parent shall be required by this Section 7.2(a) to provide the other Party or the Representatives of such other Party with access to or to disclose information (A) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Company or Parent, as applicable, has used commercially reasonable efforts to obtain permission or consent of such third party to such disclosure), (B) the disclosure of which would violate any Law applicable to such Party or any of its Representatives or (C) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of loss of privilege to the disclosing Party.  Each of Company and Parent will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder.  Prior to the Effective Time, each of Parent and Company shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (provided, that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict Parent or Company and their respective Representatives and Affiliates from contacting such parties in pursuing the business of Parent and Company respectively operating in the ordinary course).

(b)                                 Each of Company and Parent will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3                                    No Solicitation; Company Acquisition Proposals.

(a)                                 Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit any Representatives of Company or any of the Company Subsidiaries to, and shall use its reasonable best efforts to cause such Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data in connection with, any Company Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement) or requiring or having the effect of requiring Company to abandon, terminate or violate its obligations hereunder or fail to consummate the Merger (each, a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing.  Company shall, and shall cause each of the Company Subsidiaries and shall use its commercially reasonable efforts to cause the Representatives of Company and the Company Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Parent or any of its Representatives) conducted heretofore with respect to any Company Acquisition Proposal, (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, (C) terminate the access of any such Person (other than Parent, its Subsidiaries and any of their respective Representatives) to any “data room” hosted by Company, the Company Subsidiaries or any of their respective Representatives relating to any Company Acquisition Proposal, and (D) not terminate, waive, amend, release or modify, any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement to which it or any of its Affiliates, including the Company Subsidiaries, or Representatives is a party, or any Takeover Statute, or otherwise fail to enforce any of the foregoing.  Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) Company receives a written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Company Acquisition Proposal was not the result of a violation of this Section 7.3(a), (3) the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Company Superior Proposal, and (4) the Company Board determines in good faith (after consultation with Company’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law, subject to compliance with the other terms of this Section 7.3, Company may (and may authorize the Company Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Company and the Company Subsidiaries to the Person making such Company Acquisition Proposal (and such Person’s Representatives) pursuant to a Company Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Company Acquisition Proposal (and such Person’s Representatives) regarding such Company Acquisition Proposal.  Notwithstanding anything to the contrary in this Agreement, Company and its Representatives may contact in writing any Person submitting a Company Acquisition Proposal after the date of this Agreement (that was not the result of a violation of this Section 7.3(a)) solely to clarify the terms of a Company Acquisition Proposal for the sole purpose of the Company Board informing itself about such Company Acquisition Proposal, provided that Company shall have previously complied with the provisions of Section 7.3(f) with respect to providing Parent with the information specified therein and shall have previously provided Parent with a copy of any such written request for clarification at least twenty-four (24) hours prior to the time that Company sends such written request to the Person from whom Company received the unsolicited written Company Acquisition Proposal. Company agrees that in the event any Representative of Company or any Company Subsidiary takes any action which, if taken by Company, would constitute a material violation of this Section 7.3(a), then Company shall be deemed to be in violation of this Section 7.3(a) for all purposes of this Agreement.

(b)                                 Except as provided in Sections 7.3(c) and (d), the Company Board (i) shall not fail to make and shall not withdraw, withhold, modify or qualify in any manner adverse to Parent or Merger Sub (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Parent or Merger Sub) the approval, recommendation or declaration of advisability by the Special Committee or the Company Board of this Agreement, the Merger or any of the other transactions contemplated hereby, and (ii) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Company Acquisition Proposal (each such action set forth in this Section 7.3(b) being referred to herein as a “Company Adverse Recommendation Change”).

(c)                                  Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Company Acquisition Proposal, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Stockholder Approval the Company Board may make a Company Adverse Recommendation Change if, and only if, after the date of this Agreement, the Company Board determines in good faith (after consultation with

Company’s outside counsel) that (i) a Company Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.

(d)                                 Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.3(e), at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change (and in the event that the Company Board determines such Company Acquisition Proposal to be a Company Superior Proposal, in accordance with this Section 7.3, terminate this Agreement pursuant to Section 9.1(d)(iii) (a “Company Superior Proposal Termination”)), if and only if (i) Company receives an unsolicited, written Company Acquisition Proposal that the Company Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Company Acquisition Proposal was not the result of a violation of Section 7.3(a), (iii) the Company Board determines in good faith (after consultation with Company’s outside counsel and financial advisor) that such Company Acquisition Proposal constitutes a Company Superior Proposal, and (iv) the Company Board determines in good faith (after consultation with Company’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law.

(e)                                  Prior to effecting a Company Superior Proposal Termination or Company Adverse Recommendation Change in accordance with Section 7.3(c) or (d), (i) Company shall notify Parent in writing, at least four (4) Business Days prior to taking such action (the “Company Notice Period”), of its intention to effect such Company Superior Proposal Termination or Company Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Company Acquisition Proposal, the material terms and conditions of, and attach a complete copy of, such Company Superior Proposal and the identity of the Person making such proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Company Notice Period, Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Company Acquisition Proposal, the Company Superior Proposal ceases to be a Company Superior Proposal, and (y) in circumstances not involving or relating to a Company Acquisition Proposal, as may be proposed by Parent, and (iii) at the end of the Company Notice Period, the Company Board must determine in good faith that, (x) after consultation with Company’s outside counsel and financial advisor, in circumstances involving or relating to a Company Acquisition Proposal, such Company Superior Proposal continues to constitute a Company Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Parent), and that, after consultation with Company’s outside counsel, the failure to effect such Company Superior Proposal Termination would be inconsistent with its duties under applicable Law, and (y) after consultation with Company’s outside counsel, in circumstances not involving or relating to a Company Acquisition Proposal, the failure to effect such Company Adverse Recommendation Change would be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Company Acquisition Proposal, any material amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other material amendment of any such Company Superior Proposal during the Company Notice Period shall require a new notice and Company Notice Period, and Company shall be required to comply again with the requirements of this Section

7.3(e) with respect to such new written notice, except that the new Company Notice Period shall be three (3) Business Days instead of four (4) Business Days.  Company shall be required to comply with the obligations under the foregoing Section 7.3(e) with respect to each Company Acquisition Proposal it receives or any Company Intervening Event the Company Board identifies.

(f)                                   In addition to the obligations of Company set forth in Sections 7.3(a) and (e), Company shall within one (1) Business Day notify Parent in writing in the event that after the date hereof Company or any of the Company Subsidiaries or Representatives receives (i) any Company Acquisition Proposal or (ii) any request for non-public information from any Person  that informs Company or any of the Company Subsidiaries or Representatives that it is considering making, or has made, a Company Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with Company relating to a possible Company Acquisition Proposal.  Such notice shall be made orally and confirmed in writing and shall include the material terms and conditions of such Company Acquisition Proposal or request and the identity of the Person making any such Company Acquisition Proposal or request (including a copy thereof if in writing and any related documentation or correspondence that supplements or amends such Company Acquisition Proposal in any material respect).  Company shall keep Parent informed in all material respects of the status (including after the occurrence of any material amendment or modification) and terms of any such Company Acquisition Proposal or request on a current basis, including by providing a copy of all documentation or correspondence that supplements or amends such Company Acquisition Proposal in any material respect.  Without limiting any of the foregoing, Company shall within one (1) Business Day notify Parent orally and in writing if Company determines to begin providing non-public information or to engage in negotiations concerning a Company Acquisition Proposal pursuant to Section 7.3(a) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(g)                                  Nothing contained in this Section 7.3 shall prohibit Company or the Company Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the stockholders of Company if, in the good faith judgment of the Company Board (after consultation with Company’s outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.3(g) affect the obligations of Company specified in Section 7.3(b) and the Company shall not withdraw, modify or change the Company Board Recommendation in a manner adverse to Parent unless specifically permitted pursuant to the terms of Section 7.3(c) or (d); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change, unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Company Adverse Recommendation Change.

(h)                                 For purposes of this Agreement:

(i)                                     “Company Acquisition Proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of Company and the Company Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on book value) of Company and the Company Subsidiaries, taken as a whole, immediately prior to such transaction and immediately following consummation of the Net-Lease Closing or (B) of 20% or more of any class of capital stock, other equity security or voting power of Company or any resulting parent company of Company, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Company, in each case other than the transactions contemplated by this Agreement, and other than the sale of assets or equity interests pursuant to the terms of the Net-Lease Purchase Agreement, the Bulwark Purchase Agreement, any Alternative Net-Lease Purchase Agreement and any Kick-Out Purchase Agreement.

(ii)                                  “Company Superior Proposal” means any bona fide Company Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Company Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and any other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the stockholders of Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Company Acquisition Proposal or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(iii)                               References in this Section 7.3 to (a) the Company Board shall mean the board of directors of Company or a duly authorized committee thereof (including the Company Special Committee), and (b) Company outside counsel shall mean, as applicable, outside counsel to Company or a duly authorized committee thereof.

(iv)                              Company shall not submit to the vote of its stockholders any Company Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with its terms.

Section 7.4                                    No Solicitation; Parent Acquisition Proposals.

(a)                                 Parent shall not, and shall cause the Parent Subsidiaries not to, and shall not authorize or permit any Representatives of Parent or any of the Parent Subsidiaries to, and shall use its reasonable best efforts to cause such Representatives not to, directly or indirectly, (i)

solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Parent Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Parent Acquisition Proposal, (ii) enter into, continue or otherwise participate or engage in any negotiations regarding, or furnish to any Person other than Parent or its Representatives any non-public information or data in connection with, any Parent Acquisition Proposal, (iii) approve, recommend, publicly declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement in each case related to a Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement) or requiring or having the effect of requiring the Parent to abandon, terminate or violate its obligations hereunder or fail to consummate the Merger (each, a “Parent Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing.  Parent shall, and shall cause each of the Parent Subsidiaries and shall use its commercially reasonable efforts to cause the Representatives of Parent and the Parent Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Person and its Representatives (other than Company or any of its Representatives) conducted heretofore with respect to any Parent Acquisition Proposal, (B) request the prompt return or destruction, to the extent required by any confidentiality agreement, of all confidential information previously furnished to any such Person and its Representatives, (C) terminate the access of any such Person (other than Company, its Subsidiaries and any of their respective Representatives) to any “data room” hosted by Parent, the Parent Subsidiaries or any of their respective Representatives relating to any Parent Acquisition Proposal, and (D) not terminate, waive, amend, release or modify any provision of any confidentiality, standstill (including any standstill provisions contained in any confidentiality or other agreement) or any similar agreement to which it or any of its Affiliates, including the Parent Subsidiaries, or Representatives is a party, or any Takeover Statute, or otherwise fail to enforce any of the foregoing.  Notwithstanding the foregoing, if, at any time following the date of this Agreement and prior to obtaining the Parent Shareholder Approval, (1) Parent receives a written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide, (2) such Parent Acquisition Proposal was not the result of a violation of this Section 7.4(a), (3) the Parent Board determines in good faith (after consultation with Parent’s outside counsel and financial advisor) that such Parent Acquisition Proposal constitutes or is reasonably likely to lead to a Parent Superior Proposal, and (4) the Parent Board determines in good faith (after consultation with Parent’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law, then, subject to compliance with the other terms of this Section 7.4, Parent may (and may authorize the Parent Subsidiaries and its and their Representatives to) (x) furnish non-public information with respect to Parent and the Parent Subsidiaries to the Person making such Parent Acquisition Proposal (and such Person’s Representatives) pursuant to a Parent Acceptable Confidentiality Agreement; provided, that any non-public information provided to any Person given such access shall have previously been provided to Company or shall be provided (to the extent permitted by applicable Law) to Company prior to or concurrently with the time it is provided to such Person and (y) participate in negotiations with the Person making such Parent Acquisition Proposal (and such Person’s Representatives) regarding such Parent Acquisition Proposal.  Notwithstanding anything to the contrary in this Agreement, Parent and its Representatives may contact in writing any Person submitting a Parent Acquisition Proposal after the date of this Agreement (that was not the result of a violation of this Section 7.4(a)) solely to clarify the terms of a Parent Acquisition Proposal for the sole purpose of the Parent Board informing itself about such Parent Acquisition Proposal, provided that Parent shall have previously complied with the provisions of Section 7.4(f) with respect to providing Company with the information specified therein and shall have previously provided Company with a copy of any such request for clarification at least twenty-four (24) hours prior to the time that Parent sends such written request to the Person from whom Parent received the unsolicited written Parent Acquisition Proposal. Parent agrees that in the event any Representative of the Parent or any Parent Subsidiary takes any action which, if taken by Parent, would constitute a material violation of this Section 7.4(a), then Parent shall be deemed to be in violation of this Section 7.4(a) for all purposes of this Agreement.

(b)                                 Except as provided in Sections 7.4(c) and (d), the Parent Board (i) shall not fail to make and shall not withdraw, withhold, modify or qualify in any manner adverse to Company (or publicly propose to withdraw, withhold, modify or qualify in any manner adverse to Company) the approval, recommendation or declaration of advisability by the Special Committee or the Parent Board of this Agreement, the Merger or any of the other transactions contemplated hereby, and (ii) shall not adopt, approve, or publicly recommend, endorse or otherwise declare advisable the adoption of any Parent Acquisition Proposal (each such action set forth in this Section 7.4(b) being referred to herein as a “Parent Adverse Recommendation Change”).

(c)                                  Notwithstanding anything in this Agreement to the contrary, in circumstances not involving a Parent Acquisition Proposal, subject to compliance with Section 7.4(e), at any time prior to obtaining the Parent Shareholder Approval the Parent Board may, make a Parent Adverse Recommendation Change if, and only if, after the date of this Agreement, the Parent Board determines in good faith (after consultation with Parent’s outside counsel) that (i) a Parent Intervening Event has occurred or arisen and (ii) the failure to do so would be inconsistent with its duties under applicable Law.

(d)                                 Notwithstanding anything in this Agreement to the contrary, subject to compliance with Section 7.4(e), at any time prior to obtaining the Parent Shareholder Approval the Parent Board may make a Parent Adverse Recommendation Change (and in the event that the Parent Board determines such Company Acquisition Proposal to be a Parent Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1(c)(iii) (a “Parent Superior Proposal Termination”)), if and only if (i) Parent receives an unsolicited, written Parent Acquisition Proposal that the Parent Board believes in good faith to be bona fide and that is not withdrawn, (ii) such Parent Acquisition Proposal was not the result of a violation of Section 7.4(a), (iii) the Parent Board determines in good faith (after consultation with Parent’s outside counsel and financial advisor) that such Parent Acquisition Proposal constitutes a Parent Superior Proposal, and (iv) the Parent Board determines in good faith (after consultation with Parent’s outside counsel) that the failure to do so would be inconsistent with its duties under applicable Law.

(e)                                        Prior to effecting a Parent Superior Proposal Termination or Parent Adverse Recommendation Change in accordance with Section 7.4(c) or (d), (i) Parent shall notify Company in writing, at least four (4) Business Days prior to taking such action (the

“Parent Notice Period”), of its intention to effect such Parent Superior Proposal Termination or Parent Adverse Recommendation Change (which notice shall include (x) in circumstances involving or relating to a Parent Acquisition Proposal, the material terms and conditions of, and attach a complete copy of, such any Parent Superior Proposal and the identity of the Person making such proposal), and (y) in circumstances not involving or relating to a Parent Acquisition Proposal, specifying in reasonable detail the reasons therefor), (ii) during the Parent Notice Period, Parent shall, and shall cause its Representatives to, negotiate with Company in good faith (to the extent Company wishes to negotiate) to make such adjustments or modifications to the terms and conditions of this Agreement (x) such that, in circumstances involving or relating to a Parent Acquisition Proposal, the Parent Superior Proposal ceases to be a Parent Superior Proposal, and (y) in circumstances not involving or relating to a Parent Acquisition Proposal, as may be proposed by Company, and (iii) at the end of the Parent Notice Period, the Parent Board must determine in good faith  that, (x) after consultation with Parent’s outside counsel and financial advisor, in circumstances involving or relating to a Parent Acquisition Proposal, such Parent Superior Proposal continues to constitute a Parent Superior Proposal (taking into account any adjustment or modification to the terms and conditions of this Agreement proposed by Company), and that, after consultation with Parent’s outside counsel, the failure to effect such Parent Superior Proposal Termination would be inconsistent with its duties under applicable Law, and (y) after consultation with Parent’s outside counsel, in circumstances not involving or relating to a Parent Acquisition Proposal, the failure to effect such Parent Adverse Recommendation Change would be inconsistent with its duties under applicable Law; provided, however, that in circumstances involving or relating to a Parent Acquisition Proposal, any material amendment to the financial terms (including without limitation any change to the purchase price or form of consideration) or any other material amendment of any such Parent Superior Proposal during the Parent Notice Period shall require a new notice and Parent Notice Period, and Parent shall be required to comply again with the requirements of this Section 7.4(e) with respect to such new written notice, except that the new Parent Notice Period shall be three (3) Business Days instead of four (4) Business Days.  Parent shall be required to comply with the obligations under the foregoing Section 7.4(e) with respect to each Parent Acquisition Proposal it receives or any Parent Intervening Event the Parent Board identifies.

(f)                                   In addition to the obligations of Parent set forth in Sections 7.4(a) and (e), Parent shall within one (1) Business Day notify Company in writing in the event that after the date hereof Parent or any of the Parent Subsidiaries or Representatives receives (i) any Parent Acquisition Proposal or (ii) any request for non-public information from any Person that informs Parent or any of the Parent Subsidiaries or Representatives that it is considering making, or has made, a Parent Acquisition Proposal, or any inquiry from any Person seeking to have or continue discussions or negotiations with Parent relating to a possible Parent Acquisition Proposal.  Such notice shall be made orally and confirmed in writing and shall include the material terms and conditions of such Parent Acquisition Proposal or request and the identity of the Person making any such Parent Acquisition Proposal or request (including a copy thereof if in writing and any related documentation or correspondence that supplements or amends such Parent Acquisition Proposal in any material respect).  Parent shall keep Company informed in all material respects of the status (including after the occurrence of any material amendment or modification) and terms of any such Parent Acquisition Proposal or request on a current basis, including by providing a copy of all documentation or correspondence that supplements or amends such Company Acquisition Proposal in any material respect.  Without limiting any of the foregoing,

Parent shall within one (1) Business Day notify Company orally and in writing if Parent determines to begin providing non-public information or to engage in negotiations concerning a Parent Acquisition Proposal pursuant to Section 7.4(a) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(g)                                  Nothing contained in this Section 7.4 shall prohibit Parent or the Parent Board through its Representatives, directly or indirectly, from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder or taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a), or making a statement contemplated by Rule 14d-9 under the Exchange Act or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of Parent if, in the good faith judgment of the Parent Board (after consultation with Parent’s outside counsel), failure to so disclose would be inconsistent with its duties under applicable Law; provided, that in no event shall this Section 7.4(g) affect the obligations of Parent specified in Section 7.4(b) and Parent shall not withdraw, modify or change the Parent Board Recommendation in a manner adverse to Company unless specifically permitted pursuant to the terms of Section 7.4(c) or (d); and provided, further, that any communication that addresses the approval, recommendation or declaration of advisability by the Parent Board with respect to this Agreement or a Parent Acquisition Proposal shall be deemed to be a Parent Adverse Recommendation Change, unless the Parent Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Parent Adverse Recommendation Change.

(h)                                 For purposes of this Agreement:

(i)                                     “Parent Acquisition Proposal” means any proposal, offer, or inquiry from any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or similar transaction, (A) of assets or businesses of Parent and the Parent Subsidiaries that generate 20% or more of the net revenues or net income or that represent 20% or more of the consolidated total assets (based on book value) of Parent and the Parent Subsidiaries, taken as a whole, immediately prior to such transaction or (B) of 20% or more of any class of capital stock, other equity security or voting power of Parent or any resulting parent company of Parent, including any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) or the right to acquire beneficial ownership of 20% or more of the outstanding shares of any class of voting securities of Parent, in each case other than the transactions contemplated by this Agreement as in effect on the date hereof.

(ii)                                  “Parent Superior Proposal” means any bona fide Parent Acquisition Proposal made after the date hereof (with all percentages included in the definition of “Parent Acquisition Proposal” increased to 50%), taking into account all legal, financial, regulatory and any other aspects of the proposal and the Person making the proposal, that (A) if consummated, would be more favorable to the shareholders of Parent from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions thereof proposed in writing by Company in response to any such Parent Acquisition Proposal or otherwise) and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.

(iii)                               References in this Section 7.4 to (a) the Parent Board shall mean the board of trustees of Parent or a duly authorized committee thereof, and (b) outside counsel shall mean, as applicable, outside counsel to Parent or a duly authorized committee thereof.

(iv)                              Parent shall not submit to the vote of its stockholders any Parent Acquisition Proposal other than the Merger prior to the termination of this Agreement in accordance with its terms.

Section 7.5                                    Public Announcements.                Except with respect to any Company Adverse Recommendation Change, any Parent Adverse Recommendation Change or any action taken by Company or the Company Board, or by Parent or the Parent Board, pursuant to, and in accordance with Section 7.3 or Section 7.4, respectively, so long as this Agreement is in effect, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement.  The Parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement, and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.6                                    Indemnification; Directors’ and Officers’ Insurance.

(a)                                 Without limiting any additional rights that any manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Company Charter, the Company Bylaws, Parent Declaration of Trust or Parent Bylaws or, if applicable, similar organizational documents or agreements of any Company Subsidiary or Parent Subsidiary (with respect to each such entity, the “Organizational Documents”), from and after the Effective Time, Parent and the Surviving Entity shall:  (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Effective Time, serving as a manager, director, officer, trustee or fiduciary, which for the avoidance of doubt, shall include the Business Manager and the Property Managers, in each case to the extent such persons are otherwise entitled to indemnification pursuant to the terms of the Organizational Documents of the Company and the Company Subsidiaries as in effect on the date hereof, of Company, or any of the Company Subsidiaries or Parent or any of the Parent Subsidiaries and acting in such capacity (collectively, the

“Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to (A) Parent’s and the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Organizational Documents that such Indemnified Party is not entitled to be indemnified and (B) a good faith affirmation by such Indemnified Party of such Indemnified Party’s compliance with the standard of conduct required herein; provided, that neither Parent nor the Surviving Entity shall be liable for any amounts paid in settlement effected without its prior written consent, as applicable, and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent the Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Surviving Entity shall be liable).  The indemnification and advancement obligations of the Surviving Entity pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Merger and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives.  As used in this Section 7.6(a), (I) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding or inquiry or investigation, whether instituted by any Party hereto, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to (x) matters that relate to such Indemnified Party’s duties or service as a manager, director, officer, trustee, employee, agent or fiduciary of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Company or Parent or any of the Company Subsidiaries or Parent Subsidiaries, any other entity or any Benefit Plan maintained by any of the foregoing at or prior to the Effective Time, and (y) this Agreement or any of the transactions contemplated hereby, including the Merger; and (II) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.6(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party.  The Surviving Entity shall not settle, compromise or consent to the entry of any judgment in any actual or threatened Claim in respect of which indemnification has been sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim, or such Indemnified Party otherwise consents thereto.

(b)           Without limiting the foregoing, the Surviving Entity agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former managers, directors, trustees, officers, agents or fiduciaries or other Indemnified Parties as provided in the Organizational Documents and the indemnification agreements of Company shall survive the Merger and shall continue in full force and effect in accordance with their terms.  For a period of six (6) years following the Effective Time, the Organizational Documents of the Surviving Entity and of any applicable Company Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents of Company or any applicable Company Subsidiary, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, agents or fiduciaries of Company or any of the Company Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c)           For a period of six (6) years after the Effective Time, the Surviving Entity shall maintain in effect Company’s current directors’ and officers’ liability insurance covering each Person covered, on the date of this Agreement, by Company’s directors’ and officers’ liability insurance policy for acts or omissions occurring prior to and through the Effective Time; provided, that in lieu of such obligation, (i) the Surviving Entity may substitute therefor policies of an insurance company with the same or better rating as Company’s current insurance carrier the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than Company’s existing policies as of the date hereof or (ii) in consultation with Parent, Company may obtain extended reporting period coverage under Company’s existing insurance programs (to be effective as of the Effective Time) or purchase a “tail” policy for a period of six (6) years after the Effective Time for a cost not in excess of the Maximum Amount (as defined below); and provided, further, that in no event shall the Surviving Entity be required to pay annual premiums for insurance under this Section 7.6(c) in excess of 300% of the most recent annual premiums paid by Company prior to the date of this Agreement for such purpose (the “Maximum Amount”), it being understood that if the annual premiums of such insurance coverage exceed such amount, the Surviving Entity shall nevertheless be obligated to provide such coverage as may be obtained for such Maximum Amount.

(d)           If the Surviving Entity or its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity shall assume the obligations set forth in this Section 7.6.

(e)           The Surviving Entity shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.6; provided, that such Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f)            The provisions of this Section 7.6 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party (who are intended third party beneficiaries of this Section 7.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of Parent, Company and the Surviving Entity and shall not be amended in a manner that is adverse to the Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Party (including such successors, assigns and heirs) affected thereby.  The exculpation and indemnification provided for by this Section 7.6 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 7.7            Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of Company and Parent shall and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, and their respective Affiliates, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) the obtaining of all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) subject to Section 7.8(c), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b)           In connection with and without limiting the foregoing Section 7.7(a), each of Parent and Company shall (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to) use its reasonable best efforts to give any notices to third parties, and each of Parent and Company shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents not covered by Section 7.7(a) that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement.  Each of the Parties hereto will and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable and permitted, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. The Parties may, as they deem advisable and necessary, designate any sensitive materials provided to the other under this Section 7.7 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or trustees of the recipient without the advance written consent of the Party providing such materials.  To the extent reasonably practicable, neither Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

Section 7.8            Notification of Certain Matters; Transaction Litigation.

(a)           Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement.

(b)           Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.  Notwithstanding anything to the contrary in this Agreement, the failure by Company, Parent or their respective Representatives to provide such prompt notice under this Section 7.8(b) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b) or Section 9.3(b)(i)(A) or Section 9.3(c)(i)(A).

(c)           Company and its Representatives shall give prompt notice to Parent, and Parent and its Representatives shall give prompt notice to Company, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any Company Subsidiary or Parent Subsidiary, respectively, that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement.  Company and its Representatives shall give Parent the opportunity to reasonably participate in the defense and settlement of any litigation against Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).  Parent and its Representatives shall give Company the opportunity to reasonably participate in the defense and settlement of any litigation against Parent and/or its trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9            Listing.     As promptly as reasonably practicable following the date of this Agreement, Parent and its Representatives shall prepare and cause to be filed with the NYSE an application for listing of additional shares pursuant to which the Parent Common Shares to be issued in the Merger will be listed on the NYSE (the “Listing”).  Parent shall use its reasonable best efforts to have the Listing accepted by the NYSE as promptly as practicable after its submission such that the Parent Common Shares to be issued in the Merger will be listed immediately following the Effective Time.  Company shall furnish all information concerning itself and its Affiliates and provide such other assistance as may be reasonably requested by Parent in connection with the preparation and filing of the application for listing of additional shares.  Prior to filing the listing application (or any amendment or supplement thereto) or responding to any comments of the NYSE with respect thereto, Parent shall provide Company with a reasonable opportunity to review and comment on such document or response.

Section 7.10          Section 16 Matters.   Prior to the Effective Time, Company and Parent shall, as applicable, take all such steps to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.  Upon request, Company shall promptly furnish Parent with all requisite information for Parent to take the actions contemplated by this Section 7.10.

Section 7.11          Certain Tax Matters.   Each of Parent and Company shall use their respective reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.  None of Parent or Company shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  All Parties shall treat the Merger as a tax-free “reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 7.12          Dividends.

(a)           If, on the Closing Date, Company has declared dividends on shares of Company Common Stock pursuant to Section 6.1(b)(iii)(A) with record dates prior to the Effective Time and such dividends have not been paid, Company shall pay those dividends on the Closing Date immediately prior to the Effective Time.

(b)           If Parent has paid a dividend on Parent Common Shares pursuant to Section 6.2(b)(iii)(A) more than fifteen (15) days before the Closing Date, Parent shall be permitted to declare and pay dividends on Parent Common Shares on the Closing Date immediately prior to the Effective Time at an annualized rate not to exceed $0.24 per Parent Common Share pro-rated for the period since the last distribution pursuant to Section 6.2(b)(iii)(A).

(c)           In the event that either Company or Parent shall declare or pay any dividend or other distribution that is expressly permitted pursuant to the proviso at the end of Section 6.1(b)(iii) or 6.2(b)(iii), respectively, it shall notify the other party at least twenty (20) days prior to the Closing Date, and such other party shall be entitled to declare a dividend per share payable (i) in the case of Parent, to holders of Parent Common Shares, in an amount per share of Parent Common Shares equal to the quotient obtained by dividing (A) the dividend declared by Company with respect to each share of Company Common Stock by (B) the Exchange Ratio and (ii) in the case of Company, to holders of Company Common Stock, in an amount per share of Company Common Stock equal to the product of (x) the dividend declared by Parent with respect to each share of Parent Common Shares and (y) the Exchange Ratio. The record date and time and payment date and time for any dividend payable pursuant to this Section 7.12(c) shall be prior to the Closing Date.

Section 7.13          Voting of Shares.   Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company

Stockholder Meeting, if any, in favor of the approval of this Agreement and approval of the Merger.  Company shall vote all Parent Common Shares beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent Shareholder Meeting, if any, in favor of the approval of this Agreement and the issuance of Parent Common Shares in connection with the Merger and the Parent Charter Amendment.

Section 7.14          Takeover Statutes.   The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.15          Tax Representation Letters.

(a)           Company shall (i) use its reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Alston & Bird LLP, counsel to Company, and Hogan Lovells US LLP, counsel to Parent, a tax representation letter, dated as of the Closing Date and signed by an officer of Company, in form and substance reasonably acceptable to such counsel, containing representations of Company for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e), and (iii) deliver to Hogan Lovells US LLP, counsel to Parent, and Alston & Bird LLP, counsel to Company, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Company, in form and substance reasonably acceptable to such counsel, containing representations of Company as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Alston & Bird LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

(b)           Parent shall (i) use its reasonable best efforts to obtain the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), (ii) deliver to Hogan Lovells US LLP, counsel to Parent, a tax representation letter, dated as of the Closing Date and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing representations of Parent for purposes of rendering the opinion described in Section 8.3(e), and (iii) deliver to Hogan Lovells US LLP, counsel to Parent, and Alston & Bird LLP, counsel to Company, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Parent, in form and substance reasonably acceptable to such counsel, containing representations of Parent as shall be reasonably necessary or appropriate to enable Hogan Lovells US LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Alston & Bird LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

Section 7.16          Related Party Agreements.

(a)           Company shall terminate, or cause to be terminated, at or immediately prior to the Closing, (x)(i) the Company Advisory Agreement and (ii) each Amended and Restated Master Real Estate Management Agreement, dated as of September 8, 2011, between Company and each of the Property Managers and each related individual Real Estate Management Agreement entered into pursuant thereto between Company and the Company Subsidiaries and Property Manager and (y) the other Company Related Party Agreements, in each case, pursuant to the terms of that certain Master Liquidity Event Agreement, dated as of the date hereof, by and among Company, the Business Manager and the Property Managers.

(b)           Prior to the Effective Time, and conditioned on the effectiveness of the Merger, Company shall redeem or otherwise divest, to an entity other than any Company Subsidiary, of all of its membership interest in Oak Property and Casualty LLC, and shall terminate its participation therein, in accordance with the terms of the Amended and Restated Operating Agreement, dated March 31, 2009, and the terms of the Membership Participation Agreement, dated September 29, 2006, each of Oak Property and Casualty LLC, including, for the avoidance of doubt the provisions thereof entitling the Company to a return of its capital and surplus contribution following a period of five (5) years after the end of the year of such termination.

(c)           Prior to the Effective Time, Company shall divest in full, or cause to be divested in full, whether by redemption or otherwise to an entity other than any Company Subsidiary, its ownership interest in The Inland Real Estate Group of Companies, Inc. in exchange for at least its capital therein and in compliance with the applicable organizational documents of The Inland Real Estate Group of Companies, Inc.

Section 7.17          Manager Employees.   Company shall use commercially reasonable efforts, or shall cause the Business Manager and Property Manager to use commercially reasonable efforts, to (i) provide or make available to Parent and its Affiliates during the Interim Period all reasonably necessary data for the Parent’s or its Affiliate’s determination to solicit or to offer to hire, effective as of the Closing Date, any of the Manager Employees, and (ii) provide assistance to and cooperate with Parent and its Affiliates, to the extent requested by Parent and its Affiliates, in order to make all Manager Employees available to Parent or its Affiliates for interview and for potential hire during, and after expiration of, the Interim Period.  For the avoidance of doubt, this Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives, and nothing in this Agreement shall confer any rights or remedies of any kind or description upon any former, current or future directors, trustees, officers, employees, agents, general and limited partners, managers, members, shareholders, stockholders, Affiliates and assignees of Parent, Parent Subsidiaries, Company and Company Subsidiaries or their respective successors and assigns.

Section 7.18          Net-Lease Purchase Agreement.

(a)           Company shall, and shall cause the other Net-Lease Sellers and the Net-Lease Companies to, use their respective reasonable best efforts to cause the Net-Lease Closing to occur in full prior to the Closing Date (provided that, with respect to the closing under the Bulwark Purchase Agreement, the Company shall in any event select and acquire the

Replacement Properties before the Parent Shareholder Meeting in accordance with Section 7.19) in accordance with the terms of the Net-Lease Purchase Agreement and the Bulwark Purchase Agreement, as applicable.

(b)             Notwithstanding anything to the contrary in this Agreement, including Section 6.1), Company shall not, and shall cause the other Net-Lease Sellers and the Net-Lease Companies not to (i) agree to or effect any amendment or modification to, or any waiver under, or any termination of the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement that would (A) materially expand the conditions precedent to the Net-Lease Closing, (B) extend the outside closing date thereunder or reasonably be expected to materially delay or hinder the Net-Lease Closing, (C) impose any indemnification obligation or other material liability on, modify the releases contemplated thereby or otherwise expand the obligations of the Net-Lease Sellers after the Net-Lease Closing in a way that is adverse to the Surviving Entity or its Affiliates, or (D) otherwise modify the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement in any material respect, or (ii) assign any of their respective rights under the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement or any agreement, document or instrument contemplated thereby or executed in connection therewith, in each case without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that any consent provided by Parent hereunder shall not and shall not be deemed to affect Parent’s closing conditions or constitute a waiver thereof).

(c)             Company shall cause the other Net-Lease Sellers to distribute to their members, including any members that are Company Third Parties, an amount equal to such portion of the proceeds from the Net-Lease Sale, if any, received by the other Net-Lease Seller, promptly (and in no event later than one (1) Business Day) after the receipt thereof in accordance with the terms of the other Net-Lease Seller’s operating agreement.

(d)             In the event the Net-Lease Purchase Agreement, the Bulwark Purchase Agreement, any Kick-Out Purchase Agreement or any Alternative Net-Lease Purchase Agreement is terminated by the Net-Lease Purchaser or any purchaser under an Alternative Net-Lease Purchase Agreement, Company shall use its reasonable best efforts to, and to cause the other Net-Lease Sellers and the Net-Lease Companies to, enter into one or more substitute purchase agreements that are reasonably acceptable to Parent (each an “Alternative Net-Lease Purchase Agreement”) and shall provide reasonable notice to Parent, and keep Parent reasonably apprised of the status and expectations related to any Alternative Net-Lease Purchase Agreement; provided, however, that an Alternative Net-Lease Purchase Agreement shall be deemed to be reasonably acceptable to Parent, upon written notice to Parent, if the terms of such Alternative Net-Lease Purchase Agreement would not (i) materially expand the conditions precedent to the Net-Lease Closing beyond those set forth in the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as applicable, (ii) reasonably be expected to delay the Net-Lease Closing beyond the last Business Day prior to the Outside Date, or (iii) impose any indemnification obligation or other material liability on, modify the releases contemplated by the agreement being terminated or otherwise expand the obligations of the Net-Lease Sellers after the Net-Lease Closing in a way that is adverse to the Surviving Entity or its Affiliates and beyond the obligations or liabilities set forth in the Net-Lease Purchase Agreement and the Bulwark Purchase Agreement.

(e)           In the event that any Net-Lease Property is excluded from the Net-Lease Sale pursuant to “kick-out” or similar provisions relating to the exercise of tenant rights of first offer or rights of first refusal, Company shall use its reasonable best efforts to, and to cause the other Net-Lease Sellers and the Net-Lease Companies to, enter into a substitute Purchase Agreement with such tenant (or any affiliate of such tenant) with respect to such property that is reasonably acceptable to Parent (a “Kick-Out Purchase Agreement”); provided, however, that a Kick-Out Purchase Agreement shall be deemed to be reasonably acceptable to Parent, upon written notice to Parent, if the terms of such Kick-Out Purchase Agreement would not (i) materially expand the conditions precedent to the Net-Lease Closing beyond those set forth in the Net-Lease Purchase Agreement, (ii) reasonably be expected to delay or hinder the Net-Lease Closing beyond the last Business Day prior to the Outside Date, (iii) impose any indemnification obligation or other material liability on, modify the releases contemplated by the Net-Lease Purchase Agreement or the Bulwark Purchase Agreement, as applicable, or otherwise expand the obligations of the Net-Lease Sellers after the Net-Lease Closing in a way that is adverse to the Surviving Entity or its Affiliates and beyond the obligations or liabilities set forth in the Net-Lease Purchase Agreement and the Kick-Out Purchase Agreement.

(f)            In the event that the Company and the other Net-Lease Sellers enter into any Alternative Net-Lease Purchase Agreement or Kick-Out Purchase Agreement, the term “Net-Lease Purchase Agreement” shall be deemed to include any Alternative Net-Lease Purchase Agreement or Kick-Out Purchase Agreement to the extent then in effect.  Without limiting the generality of the foregoing, the obligations set forth in Sections 7.18(a) and (b) shall apply to any Alternative Net-Lease Purchase Agreement or Kick-Out Purchase Agreement.

Section 7.19          Section 1031 Matters.   The Parties acknowledge that it is the intention of Company to elect “like kind exchange” treatment pursuant to Section 1031 of the Code with respect to certain of the Net-Lease Properties designated on Section 7.19 of the Company Disclosure Letter (the “Specified Portfolio”) and, in connection therewith, Company, after consultation with Parent, shall have the right and authority to take such actions or inactions as it determines in order to effectuate such treatment. In furtherance thereof, and consistent with the requirements of a deferred exchange, the proceeds of the sale of the Specified  Portfolio (the “Specified Proceeds”), shall be held in escrow by a “qualified intermediary” pending acquisition by Company of replacement properties (the “Replacement Properties”).  Company and the Company Subsidiaries shall select and acquire the Replacement Properties prior to the Parent Shareholder Meeting and after providing Parent with advance notice of and an opportunity to consult with Company regarding the properties under consideration by Company to be the Replacement Properties and the terms of their acquisition. Company shall keep Parent reasonably apprised of the anticipated completion date of the acquisition of the Replacement Properties. Notwithstanding the foregoing, if the Replacement Properties are properties identified on Section 7.19 of the Company Disclosure Letter, and the Replacement Properties are to be acquired in accordance with the terms set forth on Section 7.19 of the Company Disclosure Letter, Company and the Company Subsidiaries shall be deemed to have satisfied the notice and consultation requirement of the immediately preceding sentence.

Section 7.20          Termination of Company DRIP and Company Share Repurchase Program.

(a)           The Company Board shall (i) adopt such resolutions or take such other actions as may be required to terminate the Company DRIP effective prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are purchased or issued pursuant to the Company DRIP during the Interim Period, and (iii) ensure that no purchase or other rights under the Company DRIP enable the holder of such rights to acquire any interest in Parent or any Parent Subsidiary as a result of such purchase or the exercise of such rights at or after the Effective Time.

(b)           The Company Board shall (i) adopt such resolutions or take such other actions as may be required to terminate the Company Share Repurchase Program effective prior to the Effective Time, (ii) ensure that no shares of Company Common Stock are repurchased by Company pursuant to the Company Share Repurchase Program during the Interim Period, and (iii) ensure that no repurchase or other rights under the Company Share Repurchase Program enable the holder of such rights to cause Parent or any Parent Subsidiary to repurchase Parent Common Shares issued in connection with the Merger as a result of such repurchase or other rights at or after the Effective Time.

Section 7.21          Merger Sub; Parent Subsidiaries; Company Subsidiaries.  Parent shall cause each of Merger Sub and any other applicable Parent Subsidiary to comply with and perform all of its obligations under or relating to this Agreement, including in the case of Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.  Company shall cause each of the Company Subsidiaries to comply with and perform all of its obligations under or relating to this Agreement.

Section 7.22          Corporate and Entity Names.  No later than sixty (60) days following the Closing Date, Parent shall change the corporate and entity names of each Company Subsidiary to names that do not include the words “Inland,” “Inland Diversified” or any derivative thereof, or any terms confusingly similar thereto.

Section 7.23          QRS Conversions.  Prior to the Closing Date, Company shall cause each of Splendido Real Estate, Inc., Bulwark Corporation and any other Company Subsidiary that is treated as a Qualified REIT Subsidiary to be merged or otherwise converted into a limited liability company that is (a) disregarded for U.S. federal income tax purposes and (b) not treated as a Qualified REIT Subsidiary (the “QRS Conversions”).  Prior to the Closing Date, Company shall provide to Parent written evidence of the QRS Conversions, including a schedule setting forth each Company Subsidiary so converted prior to the Closing Date.

Section 7.24          Company Tax Planning for 2014.  Company shall cause the actions described on Section 7.24 of the Parent Disclosure Letter to be taken and any other actions that (i) do not result in the payment of distributions in excess of the regular daily distributions described in Section 6.1(b)(iii)(A), (ii) do not otherwise have an adverse impact on Parent, and (iii) are necessary to eliminate the imposition of a tax under Section 857(b) of the Code for Company’s 2014 taxable year (i.e., the taxable year beginning on January 1, 2014 and ending on the Closing Date). Company shall consult with Parent in selecting which action to be taken and in connection with the implementation of such actions.

ARTICLE 8

CONDITIONS

Section 8.1            Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the Parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approvals.  Each of the Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b)           Registration Statement.  The Form S-4 shall have become effective in accordance with the provisions of the Securities Act.  No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

(c)           No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Merger or any other transaction contemplated hereby shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement that, in any case, makes illegal the consummation of the Merger.

(d)           Listing.  The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e)           Replacement Properties.  Company shall have acquired the Replacement Properties in accordance with Section 7.19.

Section 8.2            Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Effective Time, of the following additional conditions:

(a)             Representations and Warranties.  (i) The representations and warranties set forth in Sections 4.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 4.3 (Capital Structure) (except Section 4.3(a)), Section 4.4 (Authority), Section 4.20 (Opinion of Financial Advisor), Section 4.21 (Approval Required), Section 4.22 (Brokers), Section 4.23 (Investment Company Act) and Section 4.26 (Net-Lease Properties; Net-Lease Purchase Agreement), shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)             Performance of Covenants and Obligations of Company.  Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)             Material Adverse Change.  On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes, or would reasonably be expected to constitute, a Company Material Adverse Effect.

(d)             Delivery of Certificates.  Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Company, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e)             Opinion Relating to REIT Qualification.  Parent shall have received the written opinion of Alston & Bird LLP (or other counsel reasonably satisfactory to Parent), dated as of the Closing Date, in substantially the form attached hereto as Exhibit A, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2009 and ending with its taxable year that ends with the Merger, Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letter described in Section 7.15 and shall be subject to customary assumptions, exceptions, limitations and qualifications).

(f)              Section 368 Opinion.  Parent shall have received the written opinion of its counsel, Hogan Lovells US LLP, dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulation S-K under the Securities Act, and as of the Closing Date, in substantially the form and substance as set forth in Exhibit B, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may rely upon the representation letters described in Section 7.15. The condition set forth in this Section 8.2(f) shall not be waivable after receipt of the Parent Shareholder Approval, unless further shareholder approval is obtained with appropriate disclosure.

(g)             FIRPTA Certificate.  On or prior to the Closing Date, Company shall have delivered to Parent a certification from Company issued in the manner described in Treasury Regulations Section 1.897-2(h), dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Company, certifying that no interest in

Company is a “United States real property interest” (as defined in Section 897(c)(1) of the Code).

(h)             Net Lease Transactions.  The Net-Lease Closing shall have occurred.

Section 8.3              Conditions to Obligations of Company.  The obligations of Company to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Company at or prior to the Effective Time, of the following additional conditions:

(a)             Representations and Warranties.  (i) The representations and warranties set forth in Sections 5.1(a) and (b) (Organization and Qualification; Subsidiaries), Section 5.3 (Capital Structure) (except Section 5.3(a)), Section 5.4 (Authority), Section 5.20 (Opinion of Financial Advisor), Section 5.21 (Approval Required), Section 5.22 (Brokers) and Section 5.23 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, (ii) the representations and warranties set forth in Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, and (iii) each of the other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time, as though made as of the Effective Time, except (A) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (B) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)             Performance of Covenants or Obligations of Parent.  Parent shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Effective Time.

(c)             Material Adverse Change.  On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a Parent Material Adverse Effect.

(d)             Delivery of Certificates.  Parent shall have delivered to Company a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of Parent certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

(e)             Opinion Relating to REIT Qualification.  Company shall have received the written opinion of Hogan Lovells US LLP (or other counsel reasonably satisfactory to Company), dated as of the Closing Date in substantially the form attached hereto as Exhibit C, to the effect that for all taxable periods commencing with its taxable year ended December 31,

2004, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operation will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter (which opinion shall be based upon the representation letters described in Section 7.15 and shall be subject to customary assumptions, limitations and qualifications).

(f)              Section 368 Opinion.  Company shall have received the written opinion of its counsel, Alston & Bird LLP, dated as of the effective date of the Form S-4, satisfying the requirements of Item 601 of Regulations S-K under the Securities Act, and as of the Closing Date, in substantially the form and substance as set forth in Exhibit D, respectively, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon the representation letters described in Section 7.15. The condition set forth in this Section 8.3(f) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1              Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of Parent or the stockholders of Company (except as otherwise specified in this Section 9.1):

(a)             by mutual written consent of each of Parent and Company;

(b)             by either Parent or Company:

(i)          if the Merger shall not have been consummated on or before August 31, 2014 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to comply with any provision of this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date; provided, further, that if on the Outside Date all conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 have been satisfied (other than the conditions set forth in Section 8.1(e) and Section 8.1(a) (with respect to the Parent Shareholder Approval only) and those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing), then the Outside Date shall be automatically extended until the date that is forty-five (45) days after the last day of the Replacement Property Period; or

(ii)         if any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining or otherwise prohibiting the Merger, and such Order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a

Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party to comply with any provision of this Agreement; or

(iii)        if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to Company where a failure to obtain the Company Stockholder Approval was primarily caused by any action or failure to act of Company that constitutes a material breach any of its obligations under Section 7.1 or 7.3; or

(iv)        if the Parent Shareholder Approval shall not have been obtained at the Parent Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iv) shall not be available to Parent where a failure to obtain the Parent Shareholder Approval was primarily caused by any action or failure to act of Parent that constitutes a material breach of any of its obligations under Section 7.1 or 7.4.

(c)             by Parent:

(i)          if Company shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.2 (a “Company Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a Parent Terminating Breach shall have occurred and be continuing at the time Parent delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii)         prior to obtaining the Company Stockholder Approval, if Company or the Company Board or any committee thereof (A) shall have effected a Company Adverse Recommendation Change (provided, that Parent’s right to terminate this Agreement pursuant to this Section 9.1(c)(ii)(A) in respect of a Company Adverse Recommendation Change will expire thirty (30) days after the last date upon which Parent receives notice from Company that the Company Board or a committee thereof has made such Company Adverse Recommendation Change), (B) after public announcement by any Person of a Company Acquisition Proposal or an intention (whether or not conditional) to make a Company Acquisition Proposal, or after any such Company Acquisition Proposal or intention shall have otherwise become publicly disclosed, fails to recommend against such Company Acquisition Proposal and to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of being requested to do so by Parent, (C) fails to include the Company Board Recommendation in the Joint Proxy Statement, (D) approves, adopts, publicly endorses or recommends, or enters into or allows Company or any of Company Subsidiary to enter into a definitive agreement for, any Company Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement), or (E) shall have materially violated (or shall be deemed pursuant to the last sentence of Section 7.3(a) to have violated) any of its obligations under Section 7.3 (other than any immaterial or inadvertent violations thereof not intended to result in a Company Alternative Acquisition Agreement); or

(iii)        prior to obtaining the Parent Shareholder Approval, if the Parent Board determines to enter into a Parent Alternative Acquisition Agreement with respect to a Parent Superior Proposal in accordance with Section 7.4(d); provided, however, that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the payment required by Section 9.3(c)(i)(C) is made in full to Company and the Parent Alternative Acquisition Agreement is entered into with respect to such Parent Superior Proposal, and in the event that such Parent Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.

(d)          by Company:

(i)          if Parent shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 8.1 or 8.3 (a “Parent Terminating Breach”) and (B) cannot be cured or waived by the Outside Date; provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the time Company delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii)         prior to obtaining the Parent Shareholder Approval, if Parent or the Parent Board or any committee thereof (A) shall have effected a Parent Adverse Recommendation Change (provided, that Company’s right to terminate this Agreement pursuant to this Section 9.1(d)(ii)(A) in respect of a  Parent Adverse Recommendation Change will expire thirty (30) days after the last date upon which Company receives notice from Parent that the Parent Board or a committee thereof has made such Parent Adverse Recommendation Change), (B) after public announcement by any Person of a Parent Acquisition Proposal or an intention (whether or not conditional) to make a Parent Acquisition Proposal, or after any such Parent Acquisition Proposal or intention shall have otherwise become publicly disclosed, fails to recommend against such Parent Acquisition Proposal and to publicly reaffirm the Parent Board Recommendation within ten (10) Business Days of being requested to do so by Company, (C) fails to include the Parent Board Recommendation in the Joint Proxy Statement, (D) approves, adopts, publicly endorses or recommends, or enters into or allows Parent or any Parent Subsidiary to enter into a definitive agreement for, any Parent Acquisition Proposal (other than a Parent Acceptable Confidentiality Agreement), or (E) shall have materially violated (or shall be deemed pursuant to the last sentence of Section 7.4(a) to have violated) any of its obligations under Section 7.4 (other than any immaterial or inadvertent violations thereof not intended to result in a Parent Alternative Acquisition Agreement); or

(iii)        prior to obtaining the Company Stockholder Approval, if the Company Board determines to enter into a Company Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with Section 7.3(d); provided, however, that this Agreement may not be so terminated unless substantially concurrently with the occurrence of such termination the payment required by Section 9.3(b)(i)(C) is made in full to Parent and the Company Alternative Acquisition Agreement is entered into with respect to such Company Superior Proposal, and in the event that such Company Alternative Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void.

Section 9.2            Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Company, except that the Confidentiality Agreement and the provisions of Section 7.2(b) (Confidentiality), Section 7.5 (Public Announcements), this Section 9.2, Section 9.3 (Fees and Expenses), Section 9.4 (Amendment), and Article 10 (General Provisions), and the definition of all defined terms appearing in such sections, shall survive the termination hereof; provided, that no such termination shall relieve any party hereto from any liability or damages resulting from any fraud in connection with this Agreement or any willful and material breach of any of its covenants or agreements set forth in this Agreement prior to such termination of this Agreement.  For purposes of the foregoing, “willful and material breach” shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement.  If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made.

Section 9.3            Fees and Expenses.

(a)             Except as otherwise provided in this Section 9.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, that Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

(b)             In the event that:

(i)

(A)          (I)(x) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(i) or by Parent pursuant to Section 9.1(c)(i), and after the date hereof and (in the case of termination pursuant to Section 9.1(c)(i)) prior to the breach giving rise to such right of termination, a Company Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Company Acquisition Proposal” increased to 50%) has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the Company Board or made known generally to Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal, or (y) this Agreement is terminated by Company or Parent pursuant to Section 9.1(b)(iii), and prior to the Company Stockholder Meeting, a Company Acquisition Proposal has been announced, disclosed or otherwise communicated or made known (whether or not publicly) to the Company Board or made known generally to Company’s stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make such a Company Acquisition Proposal and (II) within twelve (12) months after the date of such termination, a transaction in respect of a Company Acquisition Proposal is consummated or Company enters into a definitive agreement in respect of a Company Acquisition Proposal that is later consummated;

(B)          this Agreement is terminated by Parent pursuant to Sections 9.1(c)(ii); or

(C)          this Agreement is terminated by Company pursuant to Section 9.1(d)(iii);

then, in any such event, Company shall pay to Parent a termination fee of $43,000,000 (the “Company Termination Fee”);

(ii)         the conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 have been satisfied (other than the condition set forth in Section 8.1(e) and those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) and this Agreement is terminated by either Party pursuant to Section 9.1(b)(i) then, in such event, Company shall pay to Parent an amount equal to the Parent Expense Amount;

(iii)        the conditions to Closing set forth in Sections 8.1, 8.2 and 8.3 have been satisfied (other than the conditions set forth in Sections 8.2(h), 8.1(e) and 8.1(a) (with respect to the Parent Shareholder Approval only) and those conditions that by their nature are to be satisfied at the Closing and that would be capable of being satisfied if there were a Closing) and this Agreement is terminated by either Party pursuant to Section 9.1(b)(i) then, in such event, Company shall pay to Parent an amount equal to the Parent Expense Amount plus $3,000,000 (collectively, the “Net-Lease Termination Fee”); or

(iv)        this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iii) or by Parent pursuant to Section 9.1(c)(i), then in any such event, Company shall pay to Parent an amount equal to the Parent Expense Amount;

it being understood that in no event shall Company be required to pay the Company Termination Fee or Parent Expense Amount on more than one occasion, or pay the Net-Lease Termination Fee and separately pay the Parent Expense Amount on separate occasions. Subject to Section 9.3(d), payment of the Company Termination Fee, Net-Lease Termination Fee or Parent Expense Amount, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by a Company Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i)(A), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 9.3(b)(i)(B), (iii) at the time of termination, in the case of a

Company Termination Fee payable pursuant to Section 9.3(b)(i)(C) and as a condition to the effectiveness of such termination, as set forth in Section 9.1(d)(iii), (iv) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Parent Expense Amount), in the case of the payment of the Parent Expense Amount payable pursuant to Section 9.3(b)(ii), (v) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Net-Lease Termination Fee), in the case of the payment of the Net-Lease Termination Fee payable pursuant to Section 9.3(b)(iii), and (vi) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Parent Expense Amount), in the case of the Parent Expense Amount payable pursuant to Section 9.3(b)(iv).  Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Company Termination Fee, Net-Lease Termination Fee or Parent Expense Amount becomes payable, then payment to Parent of the Company Termination Fee, Net-Lease Termination Fee or Parent Expense Amount shall be Parent’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Company, the Company Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Company Termination Fee, Net-Lease Termination Fee or Parent Expense Amount no Company Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby; provided, however, that the existence of the circumstances which could require the Company Termination Fee to become subsequently payable by Company pursuant to Section 9.3(b)(i)(A) shall not relieve Company of its obligations to pay the amounts pursuant to Section 9.3(b)(ii), (iii), or (iv) in accordance with such Sections, and the payment by Company pursuant to Section 9.3(b)(ii), (iii), or (iv), shall not relieve Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 9.3(b)(i)(A); and provided, further that, in the event that Company previously has made a payment pursuant to Section 9.3(b)(ii), (iii), or (iv), the amount of such payment actually made to Parent shall be credited against any Company Termination Fee subsequently payable by Company pursuant to Section 9.3(b)(i)(A).

(c)             In the event that:

(i)

(A)          (I)(x) this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(i) or by Company pursuant to Section 9.1(d)(i), and after the date hereof and (in the case of termination pursuant to Section 9.1(d)(i)) prior to the breach giving rise to such right of termination, a Parent Acquisition Proposal (with, for all purposes of this

Section 9.3(c)(i), all percentages included in the definition of “Parent Acquisition Proposal” increased to 50%) has been announced, disclosed, or otherwise communicated or made known (whether or not publicly) to the Parent Board or made known generally to Company’s stockholders, or any Person shall have publicly announced an intention (whether or not conditional) to make such a Parent Acquisition Proposal, or (y) this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iv), and prior to the Parent Shareholder Meeting, a Parent Acquisition Proposal has been announced, disclosed or otherwise communicated or made known (whether or not publicly) to the Parent Board or made known generally to Parent’s shareholders or any Person shall have publicly announced an intention (whether or not conditional) to make such a Parent Acquisition Proposal and (II) within twelve (12) months after the date of such termination, a transaction in respect of a Parent Acquisition Proposal is consummated or Parent enters into a definitive agreement in respect of a Parent Acquisition Proposal that is later consummated; or

(B)                               this Agreement is terminated by Company pursuant to Section 9.1(d)(ii); or

(C)                               this Agreement is terminated by Parent pursuant to Section 9.1(c)(iii);

then, in any such event, Parent shall pay to Company a termination fee of $30,000,000 (the “Parent Termination Fee”); or

(ii)                            this Agreement is terminated by Parent or Company pursuant to Section 9.1(b)(iv) or by Company pursuant to Section 9.1(d)(i), then in any such event, Parent shall pay to Company an amount equal to the Company Expense Amount;

it being understood that in no event shall Parent be required to pay the Parent Termination Fee or the Company Expense Amount on more than one occasion. Subject to Section 9.3(d), payment of the Parent Termination Fee or Company Expense Amount, as applicable, shall be made by wire transfer of same day funds to the account or accounts designated by Parent (i) at the time of consummation of any transaction contemplated by a Parent Acquisition Proposal, in the case of a Parent Termination Fee payable pursuant to Section 9.3(c)(i)(A), (ii) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Parent Termination Fee payable pursuant to Section 9.3(c)(i)(B), and (iii) at the time of termination, in the case of a Parent Termination Fee payable pursuant to Section 9.3(c)(i)(C) and as a condition to the effectiveness of such termination, as set forth in Section 9.1(c)(iii), and (iv) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days after receipt of documentation evidencing the Company Expense Amount), in the case of the payment of the Company Expense Amount payable pursuant to Section 9.3(c)(ii).  Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 9.2 and except as set forth in the provisos at the end of this sentence, in the event that the Parent Termination Fee or Company Expense Amount becomes payable, then payment to Company of the Parent Termination Fee or Company Expense Amount, shall be Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Parent, the Parent Subsidiaries and each of their respective former, current and future directors, trustees, officers, employees, agents, general and limited partners, managers, members, shareholders, stockholders, Affiliates and assignees and each former, current or future director, trustee, officer, employee, agent, general or limited partner, manager, member, shareholder, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Parties”) in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise, and upon payment of such Parent Termination Fee or Parent Expense Amount no Parent Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby; provided, however, that the existence of the circumstances which could require the Parent Termination Fee to become subsequently payable by Parent pursuant to Section 9.3(c)(i)(A) shall not relieve Parent of its obligation to pay the Company Expense Amount pursuant to Section 9.3(c)(ii) in accordance with such Section, and the payment by Parent pursuant to Section 9.3(c)(ii), shall not relieve Parent of any subsequent obligation to pay the Parent Termination Fee pursuant to Section 9.3(c)(i)(A); and, provided further, that in the event that Parent previously has made a payment pursuant to Section 9.3(c)(ii), the amount of such payment actually made to Company shall be credited against any Parent Termination Fee subsequently payable by Parent pursuant to Section 9.3(c)(i)(A).

(d)                                       Notwithstanding any other provision in this Agreement, the amount of the Parent Termination Fee, the Company Termination Fee, the Net-Lease Termination Fee, the Parent Expense Amount or the Company Expense Amount (each a “Termination Payment”) payable to a Party (the “Recipient”) pursuant to this Section 9.3 in any taxable year of the Recipient shall not exceed the sum (calculated for the Recipient’s taxable year in which such amount is received) of (A) the amount that it is determined should not be gross income to the Recipient for purposes of the requirements of Sections 856(c)(2) and (3) of the Code, with such determination to be set forth in an opinion of outside Tax counsel to the Recipient plus (B) such additional amount that it is estimated can be paid to the Recipient in such taxable year without creating a risk that the payment would cause the Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) and (3) of the Code (“Qualifying Income”), which determination shall be made by independent Tax accountants to the Recipient, plus (C) if the Recipient receives a letter from outside Tax counsel to the Recipient indicating that (i) the Recipient has received a ruling from the IRS holding that the Recipient’s receipt of the applicable Termination Payment either would constitute Qualifying Income or would be excluded from gross income of the Recipient for purposes of Sections 856(c)(2) and (3) of the Code or (ii) the Recipient’s outside counsel has rendered a legal opinion to the effect that the receipt by the Recipient of the Termination Payment should either constitute Qualifying Income or should be excluded from gross income of the Recipient for purposes of Sections 856(c)(2) and (3) of the Code, the remaining balance of such Termination Payment.  Any amount of any Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitation of this paragraph, provided, that no such payment need be made after the fifth anniversary of the date of termination.  Notwithstanding the foregoing, if the Recipient shall cease to qualify as a REIT for federal income tax purposes, the entire unpaid balance of any Termination Payment shall be payable immediately.

(e)                                        Each of Company and Parent acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement.  If Company fails promptly to pay any amounts due pursuant to Section 9.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against Company for the amounts set forth in Section 9.3(b), Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Sections 9.3(b), from the date of termination of this Agreement at a rate per annum equal to the prime rate of Citibank, N.A. in effect on the date such payment was required to be made (the “Prime Rate”).  If Parent fails promptly to pay any amounts due pursuant to Section 9.3(c), and, in order to obtain such payment, Company commences a suit that results in a judgment against Parent for the amounts set forth in Section 9.3(c), Parent shall pay to Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 9.3(c), from the date of termination of this Agreement at a rate per annum equal to the Prime Rate.

Section 9.4                                    Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the Parties hereto by action taken or authorized by the Company Special Committee and the Parent Board, respectively, at any time before or after receipt of the Company Stockholder Approval or the Parent Shareholder Approval and prior to the Effective Time; provided, that after the Company Stockholder Approval or the Parent Shareholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or, in the case of Parent, in accordance with the rules of NYSE requires the further approval of the stockholders of Company or shareholders of Parent without such further approval of such stockholders or shareholders, or (b) any amendment or change not permitted under applicable Law.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

Section 9.5                                    Transfer Taxes. Parent and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock, all Transfer Taxes.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1                             Nonsurvival of Representations and Warranties and Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, shall survive the Effective Time.  The covenants to be performed prior to or at the Closing shall terminate at the Closing.  This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 10.2                             Notices.  All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given on the date of actual delivery if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)                                 if to Company to:

Inland Diversified Real Estate Trust, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attn:                    Charles H. Wurtzebach
email:              cwurtzebach@yahoo.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP
950 F Street, NW
Washington, DC 20007
Attn:                    David E. Brown, Jr.
                                                Rosemarie A. Thurston
email:              david.brown@alston.com
                                                rosemarie.thurston@alston.com
Fax:                       (202) 654-4945
                                                (404) 253-8447

(b)                                 if to Parent to:

Kite Realty Group Trust
30 S. Meridian Street, Suite 1100
Indianapolis, IN 46204
Attn:                    John A. Kite,
                                                Chairman and Chief Executive Officer
email:              jkite@kiterealty.com
Fax:                       (317) 577-5605

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Attn:                    David Bonser

Paul Manca
email:              david.bonser@hoganlovells.com

paul.manca@hoganlovells.com
Fax:                       (202) 637-5910

Section 10.3                             Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law or public policy in any jurisdiction, as to that jurisdiction, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party, and (d) such terms or other provision shall not affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4                             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document form” (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5                             Entire Agreement.  This Agreement (including the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 10.6                             No Third-Party Beneficiaries.  This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, except for the provisions of Article 3 (which, from and after the Effective Time, shall be for the benefit of holders of shares of Company Common Stock immediately prior to the Effective Time) and Section 7.6 (which, from and after the Effective Time shall be for the benefit of the Indemnified Parties).  The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.  Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.7 without notice or liability to any other person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7                             Extension; Waiver.  At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.8                             Governing Law.  This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or be related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Maryland.

Section 10.9                             Consent to Jurisdiction.  Each Party irrevocably agrees (a) to submit itself to the exclusive jurisdiction of any federal court located in the State of Maryland or any Maryland State court (the “Maryland Courts”) for the purpose of any Action (whether based on contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement, (b) that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (c) that it will not bring any Action relating to this Agreement or the transactions contemplated by this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement of this Agreement in any court other than the Maryland Courts, and (d) that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 10.10                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.11                      Specific Performance.  The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article 9, each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity.

Section 10.12                      Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13                      Authorship.  The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party.  Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

KITE REALTY GROUP TRUST

By:	/s/ Daniel R. Sink
	Name:	Daniel R. Sink
	Title:	Executive Vice President and Chief
Financial Officer

KRG MAGELLAN, LLC

By:	/s/ Daniel R. Sink
	Name:	Daniel R. Sink
	Title:	Executive Vice President and Chief
Financial Officer

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

By:	/s/ Barry L. Lazarus
	Name:	Barry L. Lazarus
	Title:	President

[Signature Page to the Agreement and Plan of Merger]

Exhibit A

Form of Company REIT Qualification Opinion

[ALSTON & BIRD LETTERHEAD]

Kite Realty Group Trust

30 South Meridan Street Suite 1100

Indianapolis, Indiana 46204

Ladies and Gentlemen:

We are acting as counsel to the Special Committee to the Board of Inland Diversified Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with the merger of the Company with and into K RG Magellan, a Maryland limited liability company and a direct wholly-owned subsidiary of the Kite Realty Group Trust, a Maryland real estate investment trust (“Merger Sub”), with Merger Sub as the surviving company in the merger (the “Merger”). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of          , 2014 (the “Merger Agreement”) as more fully described in the registration statement on Form S-4 (Registration No. 333-                ) (the “Registration Statement”) containing the joint proxy statement/prospectus (the “Joint Proxy Statement”). This opinion letter is being delivered pursuant to Section 8.2(e) of the Merger Agreement. We are rendering this opinion letter regarding the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).  All capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Merger Agreement.

In preparing this opinion letter, we have reviewed and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties, and covenants contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement, (iii) the tax representation letters of the Company delivered to us for purposes of this opinion letter (the “Officer’s Certificate”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion letter or otherwise have considered relevant to our analysis.   Our opinion letter is based solely on the information and representations in such documents.

For purposes of this opinion letter, we have assumed (i) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement, the Merger will be effective under the laws of the State of Maryland and each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; (ii) the genuineness of all signatures on documents we have examined; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as copies; (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts; (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (vii) due execution and delivery of all such documents by all the parties thereto; (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company and its subsidiaries and their activities in the

Registration Statement are true, accurate, complete and correct in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the Merger; (ii) the Company and its subsidiaries will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of the Company and its subsidiaries and their proposed activities in the Registration Statement true for future periods through the effective date of the Merger, (iii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year; (iv) no action will be taken after the date hereof by the Company or any of its subsidiaries that would have the effect of altering the facts upon which the opinion set forth below is based; (v) all factual statements, descriptions, representations, warranties, and covenants contained in any of the documents referred to herein (including, without limitation, the Officer’s Certificate) or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the  Merger; (vi) any statements, representations or warranties made in any of the documents referred to herein qualified as to knowledge or belief or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective date of the Merger, in each case without such qualification; and (vii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions, could adversely affect our opinions.  In particular, the failure of any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions to be true as of the effective date of the Merger could cause the opinions set forth below to be invalid.  Similarly, any change in applicable law between the date hereof and the effective date of the Merger could also cause the opinions set forth below to be invalid.  No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger.

For purposes of our opinions set forth herein, although we have discussed the Officer’s Certificate with the signatories thereto, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinions are  conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis.  Any such changes could adversely affect the opinions rendered herein.  In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate.  We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations we have relied on for purposes of this opinion.  Our opinions are limited to the U.S. federal income tax matters specifically covered herein.  We have not opined on any other tax consequences to the Company or any other person.  Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that for all taxable periods commencing with its taxable year ended December 31, 2009 and ending with its taxable year that ends with the Merger, the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

Our opinion does not preclude the possibility that the Company may have to utilize one or more of the various “savings provisions” under the Code that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT.  Utilizing any savings provisions could require the Company to pay significant penalty or excise taxes.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to our opinion.

No opinions other than those expressly contained herein may be inferred or implied.  Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you in connection with the transactions contemplated by the Merger Agreement. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent.

Very truly yours,

ALSTON & BIRD LLP

To comply with the Internal Revenue Service Circular 230, you are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer (including the addressee), for the purpose of avoiding penalties that may be imposed on any such taxpayer under the Code; (B) this opinion letter is written to support the transactions contemplated by the Merger Agreement; and (C) any taxpayer (including the addressee of this letter) should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Exhibit B

Form of Parent Reorganization Opinion

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

, 2014

Board of Directors

Kite Realty Group Trust

30 South Meridian Street

Suite 1100

Indianapolis, Indiana  46204

Ladies and Gentlemen:

This opinion letter is being delivered to you in connection with the merger (the “Merger”) of Inland Diversified Real Estate Trust, Inc., a Maryland corporation (“Inland”), with and into KRG Magellan, LLC, a Maryland limited liability company (“Merger Sub”) and wholly-owned subsidiary of Kite Realty Group Trust, a Maryland real estate investment trust (“Kite”), with Merger Sub surviving the Merger, pursuant to that certain Agreement and Plan of Merger, and the exhibits thereto, by and among Kite, Merger Sub, and Inland, dated as of February     , 2014 (the “Merger Agreement”), as more fully described in the registration statement on Form S-4 (File No.       -            ) containing the consent solicitation/information statement/prospectus of Kite filed with the Securities and Exchange Commission on                            , 2014, as amended through the date hereof (the “Registration Statement”).  This opinion letter is being delivered to you pursuant to Section 8.2(f) of the Merger Agreement. Capitalized terms used herein and which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement unless otherwise defined herein.

In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Merger Agreement; (2) the Registration Statement; (3) officers’ certificates delivered by each of Kite and Inland, both dated as of the date hereof (the “Tax Certificates”); and (4) such other instruments and documents related to the formation, organization, and operation of Kite and Inland or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate (the documents described in clauses (1) through (4), collectively the “Reviewed Documents”).  In addition, we have reviewed the form of opinion of counsel to be delivered to Inland by Alston & Bird LLP pursuant to Section 8.3(f) of the Merger Agreement concurrently herewith (the “A&B Opinion”).

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (which with your consent we are relying upon, and upon which our opinion is premised, without any independent investigation or review thereof), including that:

1.             (A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, (B) all copies are accurate, (C) all signatures are genuine, and (D) all documents have been or will be, as the case may be, timely and properly executed.

2.             There will have been, by the Effective Time, or at such other time as contemplated in the Merger Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof.

3.             To the extent relevant to our opinion, all representations, warranties, and statements made or agreed to by Kite and Merger Sub, and by Inland, their respective managements, employees, officers, directors, and stockholders in connection with the Merger, including, but not limited to, those in the Reviewed Documents (including the Tax Certificates but, for these purposes, not including the Registration Statement), have been and will continue to be true, complete, and accurate in all respects; any representation or statement made in the Tax Certificates “to the best of knowledge,” “to the knowledge,” or “to the actual knowledge” of any person(s) or party(ies) — or similarly qualified — is true, correct, and complete, as if made without such qualification.

4.             All representations, warranties, and statements made or agreed to by Kite and Merger Sub, and by Inland, and by their respective managements, employees, officers, directors, and stockholders in the Registration Statement, insofar as they relate to tax matters or the Merger and/or any other action or transaction to be undertaken in connection with or pursuant to the Merger Agreement, have been and will continue to be true, complete, and accurate in all respects.

5.             The Merger Agreement is valid and binding in accordance with its terms.  The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and as described in the Registration Statement.  The Merger will qualify as a merger under the applicable laws of Maryland.

6.             Commencing not later than its taxable year ended December 31, 2004, Kite has qualified as a real estate investment trust (a “REIT”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and will continue to qualify as a REIT under the Code for its taxable year which includes the Effective Time and thereafter.

7.             Commencing not later than its taxable year ended December 31, 2009 and ending with its taxable year that ends with the Merger, Inland has qualified as a REIT under the Code.

8.             Each of Kite and Inland will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

9.             The A&B Opinion is being delivered to Inland concurrently herewith in the form provided to us, and the A&B Opinion has not been and will not be modified or withdrawn.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Merger, when effective, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations, and qualifications set forth below:

1.             The opinion set forth in this letter is based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.  Neither Kite nor Inland has requested or will request a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion.  Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, including on a retroactive basis, would not adversely affect the accuracy of the opinion expressed herein.

2.             This letter addresses only the specific tax opinion set forth above.  Our opinion does not address any other U.S. federal, state, local, or non-U.S. tax consequences that will or may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger or contemplated by the Merger Agreement).

3.             Our opinion set forth herein is based upon, among other things, the description of the contemplated transactions (including the Merger) as set forth in the Registration Statement.  No opinion is expressed as to any transaction other than those set forth in the Merger Agreement and the Registration Statement, or to any transaction whatsoever, including the Merger, unless all the transactions described in the Merger Agreement and the Registration Statement (or otherwise contemplated in connection with the Merger) have been consummated in accordance with the terms of the Merger Agreement (and also without amendment, waiver, or breach of any provision thereof) and the description thereof set forth in the Registration Statement, and also unless all of the representations, warranties, statements, and assumptions upon which we have relied are true, complete, and accurate at all times.  In the event that the actual facts relating to any aspect of the relevant transactions (including the Merger) differ from the terms of the Merger Agreement (without amendment, waiver, or breach of any material provision thereof) or the descriptions set forth in the Registration Statement, or if any one of the representations, warranties, statements, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion letter has been prepared solely for your use in connection with the Merger and speaks as of the date hereof.  We undertake no responsibility to advise you or any other person by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.  This opinion letter may not be relied on by any other person, or for any other purpose, without our prior written consent, which may be withheld in our sole discretion.  This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our prior written consent.

To comply with the Internal Revenue Service Circular 230, you are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer (including the addressee), for the purpose of avoiding penalties that may be imposed on any such taxpayer under the Code; (B) this opinion letter is written to support the transactions contemplated by the Merger Agreement; and (C) any taxpayer (including the addressee of this letter) should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Sincerely yours,

HOGAN LOVELLS US LLP

Exhibit C

Form of Parent REIT Qualification Opinion

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

, 2014

Inland Diversified Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois  60523

Ladies and Gentlemen:

We have acted as tax counsel to Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of February     , 2014 (the “Merger Agreement”), by and among the Company, KRG Magellan, LLC, a Maryland limited liability company (the “Merger Sub”), and Inland Diversified Real Estate Trust, Inc., a Maryland corporation (“Inland”).  This opinion letter is being delivered to you pursuant to Section 8.3(e) of the Merger Agreement.  Capitalized terms used herein which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement, unless otherwise defined herein.

Bases for Opinion

The opinion set forth in this letter is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof.  These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future.  In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinion, including but not limited to the following documents (including exhibits and schedules thereto) which we have, with your consent, relied upon (without any independent investigation or review thereof):

(1)         the Registration Statement on Form S-4 (File No.       -            ) containing the consent solicitation/information statement/prospectus of the Company filed with the Securities and Exchange Commission on                          , 2014 (the “Proxy”);

(2)         the Merger Agreement;

(3)         certain organizational documents of the Company and its subsidiaries; and

(4)         such other documents as we deemed necessary or appropriate (those documents referred to in clauses (1) through (4), the “Reviewed Documents”).

The opinion set forth in this letter is premised on, among other things, the written representations of the Company and Kite Realty Group, L.P., a Delaware limited partnership (the “Operating Partnership”), contained in a letter to us dated as of the date hereof (the “Kite Representation Letter”) and in a letter from Inland to us and the Company pursuant to Section 7.15(a) of the Merger Agreement dated as of the date hereof (the “Inland Representation Letter,” and together with the Kite Representation Letter, the “Representation Letters”).  Although we have discussed the Kite Representation Letter with the signatories thereto, for purposes of rendering our opinion we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents or the Representation Letters. We consequently have relied upon the representations and statements of the Company and the Operating Partnership as described in the Reviewed Documents and the Kite Representation Letter, and of Inland in the Inland Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.  We are not aware, however, of any facts or circumstances contrary to or inconsistent with the representations and statements as to factual matters set forth in Reviewed Documents or the Kite Representation Letter.

In this regard, we have assumed with your consent the following:

(1)         that (A) all of the representations and statements as to factual matters set forth in the Reviewed Documents and the Representation Letters are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Representation Letters made as a belief or made “to the knowledge of” or similarly qualified is true, correct, and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;

(2)         the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made;

(3)         that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us;

(4)         the Merger Agreement is valid and binding in accordance with its terms;

(5)         the Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties without amendment, waiver, or breach thereof);

(6)         from and after the date of this letter, the Company will comply with its representation contained in the Kite Representation Letter that the Company will utilize all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code, and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of a calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code in order to correct any violations of the applicable real estate investment trust (“REIT”) qualification requirements of Sections 856 and 857 of the Code, to the full extent the remedies under such provisions are available; and

(7)         that Inland qualified to be taxed as a REIT under the Code for all taxable periods commencing with its taxable year ended December 31, 2009 and ending with its taxable year that ends with the Merger.

Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Proxy and the Representation Letters) may adversely affect the conclusions stated herein.

Opinion

Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that the Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2004, and the Company’s current organization and current and proposed method of operation (as described in the Proxy and the Kite Representation Letter) will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter.

The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual quarterly and annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code, and upon the Company utilizing any and all appropriate “savings provisions” (including the provisions of Sections 856(c)(6), 856(c)(7), and 856(g) of the Code and the provision included in Section 856(c)(4) of the Code (flush language) allowing for the disposal of assets within 30 days after the close of the calendar quarter, and all available deficiency dividend procedures) available to the Company under the Code to correct violations of specified REIT qualification requirements of Sections 856 and 857 of the Code.  Our opinion set forth above does not foreclose the possibility that the Company may have to utilize one or more of these “savings provisions” in the future, which could require the Company to pay an excise or penalty tax (which could be significant in amount) in order to maintain its REIT qualification.  We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other U.S. federal, state, local or foreign legal or tax issues.

This opinion letter has been prepared for your use in connection with the transactions contemplated by the Merger Agreement and speaks as of the date hereof.  This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent.  We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter.  This opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

To comply with the Internal Revenue Service Circular 230, you are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Code; (B) this opinion letter is written to support the transactions contemplated by the Merger Agreement; and (C) any taxpayer (including the addressee of this letter) should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Very truly yours,

HOGAN LOVELLS US LLP

Exhibit D

Form of Company Reorganization Opinion

[ALSTON & BIRD LETTERHEAD]

Inland Diversified Real Estate Trust, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

Ladies and Gentlemen:

This letter is being provided to you in connection with the merger of Inland Diversified Real Estate Trust, Inc. (“the Company”), with and into KRG Magellan, LLC, a Maryland limited liability company and a direct wholly-owned subsidiary of the Kite Realty Group Trust (“Merger Sub”), with Merger Sub as the surviving company in the merger (the “Merger”). The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of          , 2014 (the “Merger Agreement”) as more fully described in the registration statement on Form S-4 (Registration No. 333-                ) (the “Registration Statement”) containing the joint proxy statement/prospectus (the “Joint Proxy Statement”). This opinion letter is being delivered in connection with the joint proxy statement/prospectus (the “Joint Proxy Statement”) included in the registration statement on Form S-4 (Registration No.     -                ) (the “Registration Statement”) and pursuant to Section 8.3(f) of the Merger Agreement. We are rendering this opinion letter  regarding  the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). All capitalized terms used herein and not defined herein shall have the same meanings ascribed to them in the Merger Agreement.

In preparing this opinion letter, we have reviewed and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties, and covenants contained in (i) the Merger Agreement (including any exhibits and schedules thereto), (ii) the Registration Statement and the Joint Proxy Statement, (iii) the tax representation letters of the Company delivered to us for purposes of this opinion letter (the “Officer’s Certificate”), and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion letter or otherwise have considered relevant to our analysis.   Our opinion letter is based solely on the information and representations in such documents.

For purposes of this opinion letter, we have assumed (i) the Merger will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement, the Registration Statement and the Joint Proxy Statement, the Merger will be effective under the laws of the State of Maryland and each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; (ii) the genuineness of all signatures on documents we have examined; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the original documents of all documents submitted to us as copies; (v) the conformity, to the extent relevant to our opinions, of final documents to all documents submitted to us as drafts; (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person; (vii) due execution and delivery of all such documents by all the parties thereto; (viii) the compliance of each party with all material provisions of such documents, and (ix) the accuracy and completeness of all records made available to us.

Further, we have assumed, with your consent, that (i) the factual representations set forth in the Officer’s Certificate and the description of the Company and its subsidiaries and their activities in the Registration Statement are true, accurate and complete in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the Merger; (ii) the Company and its subsidiaries will operate in a manner that will make the representations contained in the Officer’s Certificate and the description of the Company and its subsidiaries and their proposed activities in the Registration Statement true for future periods through the effective date of the Merger, (iii) the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a REIT for any taxable year; (iv) no action will be taken after the date hereof by the Company or any of its subsidiaries that would have the effect of altering the facts upon which the opinion set forth below is based; (v) all factual statements, descriptions, representations, warranties, and covenants contained in any of the documents referred to herein (including, without limitation, the Officer’s Certificates) or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the effective date of the Merger, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions, representations, warranties, or covenants which make any such descriptions, representations, warranties, or covenants untrue, incomplete or incorrect as of the effective date of the  Merger; (vi) any statements, representations or warranties made in any of the documents referred to herein qualified as to knowledge or belief or similarly qualified are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the effective date of the Merger, in each case without such qualification; and (vii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions, or any change after the date hereof in applicable law, could adversely affect our opinions.  In particular, the failure of any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions to be true as of the effective date of the Merger could cause the opinions set forth below to be invalid.  Similarly, any change in applicable law between the date hereof and the effective date of the Merger could also cause the opinions set forth below to be invalid.  No ruling has been or will be sought from the Internal Revenue Service by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger.

For purposes of our opinions set forth herein, we have not made an independent investigation of the facts, representations, and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. Consequently, we have assumed, and relied on your representations, that the information presented in the Officer’s Certificate, the Registration Statement, and other documents accurately and completely describe all material facts relevant to our opinion. We have assumed that such representations are true without regard to any qualification as to knowledge or belief. Our opinions are  conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis.  Any such changes could adversely affect the opinions rendered herein.  In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us are, or later become, inaccurate.  We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations we have relied on for purposes of this opinion.  Our opinions are limited to the U.S. federal income tax matters specifically covered herein.  We have not opined on any other tax consequences to the Company or any other person.  Further, we express no opinion with respect to other federal laws or the laws of any other jurisdiction.

Based on the foregoing, we are of the opinion that, for United States federal income tax purposes, the Merger, when effective, will be treated as a “reorganization” within the meaning of Section 368(a) of Code, as in effect on the date hereof.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to our opinion.

No opinions other than those expressly contained herein may be inferred or implied.  Also, we undertake no obligation to update this opinion letter, or to ascertain after the date hereof whether circumstances occurring after such date may affect the conclusions set forth herein.

This opinion letter is being furnished to you in connection with the transactions contemplated by the Merger Agreement. This opinion letter may not be relied on by any other person or for any other purpose without our prior written consent.

Very truly yours,

ALSTON & BIRD LLP

To comply with the Internal Revenue Service Circular 230, you are hereby notified that: (A) this opinion letter is not intended or written by us to be used, and cannot be used by any taxpayer (including the addressee), for the purpose of avoiding penalties that may be imposed on any such taxpayer under the Code; (B) this opinion letter is written to support the transactions contemplated by the Merger Agreement; and (C) any taxpayer (including the addressee of this letter) should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

Schedule A

Knowledge of Company

Barry Lazarus

Steve Hippel

JoAnn McGuinness

Schedule B

Knowledge of Parent

John A. Kite

Thomas K. McGowan

Daniel R. Sink

Thomas R. Ollinger